UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Dow Jones & Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2003 Annual Meeting and Proxy Statement

Dow Jones & Company

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York, 10281

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Dow Jones & Company, Inc., which will be held on Wednesday, April 16, 2003 at 11:00 a.m. at:

The Manhattan Ballroom

The Ritz Carlton at Battery Park

2 West Street

New York, New York

Discussions of Company affairs at past Annual Meetings have generally been interesting and useful. I hope you will be able to attend.

This year, you are being asked to act upon the election of five directors, the approval of the appointment of PricewaterhouseCoopers LLP as auditors for 2003, a proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors, and two stockholder proposals. The Board of Directors recommends a vote FOR the election of directors, FOR the approval of the appointment of PricewaterhouseCoopers LLP, FOR the proposal to amend the Company’s Restated Certificate of Incorporation, and AGAINST the two stockholder proposals.

These matters are discussed in greater detail in the accompanying proxy statement.

Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested either to sign, date and return the enclosed proxy or to vote by telephone or via the Internet pursuant to the instructions in this proxy statement promptly. If you do attend the Annual Meeting, you may still vote in person if you desire.

Sincerely yours,

Peter R. Kann

Chairman of the Board

March 14, 2003

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York, 10281

Notice of 2003 Annual Meeting of Stockholders

to be held Wednesday, April 16, 2003

To the Stockholders of

DOW JONES & COMPANY, INC.

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Dow Jones & Company, Inc. will be held at The Manhattan Ballroom, The Ritz Carlton at Battery Park, 2 West Street, New York, New York on Wednesday, April 16, 2003 at 11:00 a.m. for the purposes of:

1.	Electing five directors, each to serve for a three-year term expiring in 2006;

2.	Approving the appointment of PricewaterhouseCoopers LLP, independent certified public accountants, as auditors for 2003;

3.	Acting upon the Board of Directors’ proposal to amend the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) to eliminate the classification of the Board of Directors (the “Declassification Amendment”);

4.	Acting upon a stockholder proposal to require that the positions of Chairman of the Board and Chief Executive Officer be held by different persons;

5.	Acting upon a stockholder proposal to require that the Company publish certain information about its charitable donations in its annual proxy statement; and

6.	Transacting such other business as may properly come before the meeting.

Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Stockholders of record at the close of business on February 21, 2003 are entitled to notice of and to vote at the meeting. A list of such stockholders will be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days prior to the meeting at the Company’s offices, One World Financial Center, 200 Liberty Street, New York, New York.

Stockholders are requested to complete, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope or to vote by telephone or via the Internet pursuant to the instructions in this proxy statement. Until your proxy is voted you may revoke it by delivery to the Company of a subsequently executed proxy or a written notice of revocation or by executing a later-voted proxy by telephone or via the Internet. Your prompt response will be appreciated.

By order of the Board of Directors,

Peter G. Skinner

Secretary

March 14, 2003

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York, 10281

Proxy Statement

2003 Annual Meeting of Stockholders to be held Wednesday, April 16, 2003

Solicitation and Revocation of Proxies

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Dow Jones & Company, Inc. of proxies for use at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday, April 16, 2003 at The Manhattan Ballroom, The Ritz Carlton at Battery Park, 2 West Street, New York, New York for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Registered stockholders may vote by: (i) executing and returning the enclosed proxy card; (ii) calling the toll-free phone number specified on the proxy card; or (iii) voting via the Internet at the web site specified on the proxy card. Registered stockholders who elect to vote by telephone or via the Internet need not return their proxy card. Stockholders whose shares are held in the name of a bank or broker must follow the voting instructions on the form they receive from their bank or broker. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

Each proxy will be voted in accordance with the stockholder’s instructions with respect to (i) the election of directors; (ii) approving the appointment of PricewaterhouseCoopers LLP as auditors for 2003; (iii) adopting the Declassification Amendment to the Company’s Restated Certificate; and (iv) acting upon two stockholder proposals. If no such instructions are specified, the proxies will be voted FOR the election of each person nominated for election as a director, FOR the approval of the appointment of PricewaterhouseCoopers LLP, FOR the proposal to amend the Company’s Restated Certificate, and AGAINST both of the stockholder proposals.

Until a proxy is voted it may be revoked by a stockholder by delivery to the Secretary of the Company at the above address of a subsequently executed proxy or a written notice of revocation or by executing a later-voted proxy by telephone or via the Internet. The cost of preparing and mailing this proxy statement and proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company by mail, telephone and personal solicitation, and no additional compensation will be paid to such individuals. The Company may also reimburse brokers and any entity holding stock in its name or in the name of a nominee on behalf of a beneficial owner for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. In addition, the Company has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 to aid in the solicitation of proxies by mail, telephone, telecopy and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock and Class B Common Stock. For these services, the Company will pay D.F. King & Co., Inc. a fee of $10,000, plus expenses.

Common Stock Outstanding

At the close of business on February 21, 2003 there were outstanding and entitled to vote 61,155,963 shares of Common Stock and 20,773,684 shares of Class B Common Stock of the Company. Each share of Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes. The Common Stock, voting separately as a class, is entitled to elect two directors to be elected at the meeting each to serve a three-year term expiring in 2006. The Common Stock and the Class B Common Stock vote together with respect to the election of three directors to be elected at the meeting each to serve a three-year term expiring in 2006 and all other matters submitted to the stockholders.

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of January 16, 2003 (except as otherwise indicated), with respect to the number of shares of Common Stock and Class B Common Stock owned by the only persons who were known by the Company to own beneficially more than 5% of the outstanding Common Stock or Class B Common Stock.

Name and Address of Beneficial Owner	Title of Class	Shares Beneficially Owned(a)		Percent of Class

Christopher Bancroft	Common	1,941,905	(b)	3.2%
c/o Holme Roberts & Owen LLP	Class B	3,820,360	(b)	18.4%
1700 Lincoln Street
Denver, Colorado 80203

Capital Research & Management Co.	Common	6,947,000	(c)	11.4%
333 South Hope Street
Los Angeles, California 90071

Judson W. Detrick	Common	1,787,605	(d)	2.9%
Holme Roberts & Owen LLP	Class B	1,824,377	(d)	8.8%
1700 Lincoln Street
Denver, Colorado 80203

Michael B. Elefante	Common	5,024,199	(e)	8.2%
Hemenway & Barnes	Class B	4,898,696	(e)	23.6%
60 State Street
Boston, Massachusetts 02109

Timothy F. Fidgeon	Common	749,991	(e)	1.2%
Hemenway & Barnes	Class B	2,702,835	(e)	13.0%
60 State Street
Boston, Massachusetts 02109

Roy A. Hammer	Common	9,093,448	(f)	14.9%
Hemenway & Barnes	Class B	9,995,503	(f)	48.1%
60 State Street
Boston, Massachusetts 02109

Lynn P. Hendrix	Common	1,787,605	(e)	2.9%
Holme Roberts & Owen LLP	Class B	1,824,327	(e)	8.8%
1700 Lincoln Street
Denver, Colorado 80203

INVESCO Institutional (N.A.), Inc.	Common	3,903,081	(g)	6.4%
1360 Peachtree Street, N.E.
Atlanta, Georgia 30309

Jane C. MacElree	Common	5,046,958	(h)	8.3%
c/o Hemenway & Barnes	Class B	3,696,410	(h)	17.8%
60 State Street
Boston, Massachusetts 02109

Rod B. MacLeod	Common	2,670,182	(e)	4.4%
MacLeod & McGinness	Class B	1,379,673	(e)	6.6%
1800 Second Street, Suite 971
Sarasota, Florida 34236

Name and Address of Beneficial Owner	Title of Class	Shares Beneficially Owned(a)		Percent of Class

Christopher H. Ottaway	Common	1,092,983	(i)	1.8%
c/o Ottaway Newspapers, Inc.	Class B	1,238,800	(i)	6.0%
Post Office Box 401
Campbell Hall, New York 10916

James H. Ottaway, Jr.	Common	1,777,488	(j)	2.9%
c/o Ottaway Newspapers, Inc.	Class B	1,266,939	(j)	6.1%
Post Office Box 401
Campbell Hall, New York 10916

Mary H. Ottaway	Common	1,169,988	(k)	1.9%
c/o Ottaway Newspapers, Inc.	Class B	1,227,495	(k)	5.9%
Post Office Box 401
Campbell Hall, New York 10916

Lawrence T. Perera	Common	1,750,550	(e)	2.9%
Hemenway & Barnes	Class B	3,477,000	(e)	16.7%
60 State Street
Boston, Massachusetts 02109

Michael J. Puzo	Common	93,047	(e)	0.2%
Hemenway & Barnes	Class B	2,134,058	(e)	10.3%
60 State Street
Boston, Massachusetts 02109

Thomas A. Richardson	Common	1,735,485	(e)	2.8%
Holme Roberts & Owen LLP	Class B	1,484,447	(e)	7.1%
1700 Lincoln Street
Denver, Colorado 80203

State Street Bank & Trust Company	Common	4,775,433	(l)	7.8%
225 Franklin Street	Class B	3,175,761	(l)	15.3%
Boston, Massachusetts 02110

Elizabeth Steele	Common	3,824,426	(m)	6.3%
c/o Hemenway & Barnes	Class B	2,142,055	(m)	10.3%
60 State Street
Boston, Massachusetts 02109

Bayne Stevenson	Common	3,273,773	(n)	5.4%
c/o Hemenway & Barnes	Class B	1,735,360	(n)	8.4%
60 State Street
Boston, Massachusetts 02109

T. Rowe Price Associates, Inc.	Common	5,205,323	(o)	8.5%
100 East Pratt Street
Baltimore, Maryland 21202

(a)  Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(b)  Includes 1,750,000 shares of Common Stock and 3,477,000 shares of Class B Common Stock held by Mr. Bancroft as trustee, as to which he shares voting and investment power with other trustees, including Messrs. Hammer and Perera. Also includes 189,405 shares of Common Stock and 343,360 shares of Class B Common Stock held by Mr. Bancroft as trustee of a revocable trust, as to which he shares voting and investment power with other trustees, including Messrs. Richardson, Detrick and Hendrix. Mr. Bancroft could acquire sole voting and investment power over such shares if he were to revoke the trust. Also includes 2,500 shares of Common Stock subject to options exercisable within 60 days after January 16, 2003.

(c)  Capital Research & Management Co. held all of these shares as an investment adviser and had sole investment power over all of these shares and no voting power over any of these shares. This information is based solely on a Schedule 13G filed with the SEC on February 13, 2003.

(d)  Includes 1,787,605 shares of Common Stock and 1,824,327 shares of Class B Common Stock held as trustee, as to which voting and investment power is shared with other trustees (including other persons named above), and as to which Mr. Detrick disclaims beneficial ownership.

(e)  Each indicated stockholder holds these shares as trustee, shares voting and investment power as to such shares with other trustees (including other persons named above), and disclaims beneficial ownership as to such shares.

(f)  Includes 9,090,448 shares of Common Stock and 9,995,503 shares of Class B Common Stock held by Mr. Hammer as trustee, as to which he shares voting and investment power with other trustees (including other persons named above), and as to which he disclaims beneficial ownership. Also includes 500 shares of Common Stock held by a revocable trust for the benefit of Mr. Hammer, as to which he could acquire sole voting and investment power if he were to revoke the trust. Also includes 2,500 shares of Common Stock subject to options exercisable within 60 days after January 16, 2003.

(g)  INVESCO Institutional (N.A.), Inc. held all of these shares as an investment adviser and had sole investment power over 3,367,697 of these shares, shared investment power over 335,683 of these shares, sole voting power over 2,192,612 of these shares, and shared voting power over 44,820 of these shares. This information is based solely on a Form 13F filed with the SEC on February 14, 2003.

(h)  Includes 4,234,993 shares of Common Stock and 3,174,357 shares of Class B Common Stock held by Mrs. MacElree as trustee, as to which she shares voting and investment power with other trustees, including Mr. Elefante with respect to 4,188,092 shares of Common Stock and 3,012,556 shares of Class B Common Stock; Mr. Hammer with respect to 4,188,092 shares of Common Stock and 3,012,556 shares of Class B Common Stock; Mr. Puzo with respect to 46,900 shares of Common Stock and 161,800 shares of Class B Common Stock; and Mr. Fidgeon with respect to 138,350 shares of Class B Common Stock. Also includes 736,844 shares of Common Stock and 520,468 shares of Class B Common Stock held by Mrs. MacElree as trustee of a revocable trust, as to which she shares voting and investment power with other trustees, including Mr. Fidgeon. Mrs. MacElree could acquire sole voting and investment power over such shares if she were to revoke the trust. Also includes 5,121 shares of Common Stock and 1,585 shares of Class B Common Stock owned by Mrs. MacElree’s spouse.

(i)  Includes 43,500 shares of Common Stock beneficially owned by Mr. Ottaway as managing partner of a private investment company. Also includes 1,049,483 shares of Common Stock and 1,238,800 shares of Class B Common Stock held as trustee as to which voting and investment power is shared with other trustees, including: Mr. James H. Ottaway, Jr.—1,049,483 shares of Common Stock and 1,238,800 shares of Class B Common Stock and Mary H. Ottaway—1,004,660 shares of Common Stock and 1,210,695 shares of Class B Common Stock.

(j)  Includes 77,934 shares of Common Stock subject to options exercisable within 60 days after January 16, 2003 and 43,500 shares of Common Stock beneficially owned by Mr. Ottaway as managing partner of a private investment company. Also includes 1,517,560 shares of Common Stock and 1,261,479 shares of Class B Common Stock held as trustee as to which voting and investment power is shared with other trustees, including: Mr. Christopher H. Ottaway—1,049,483 shares of Common Stock and 1,238,800 shares of Class B Common Stock and Mary H. Ottaway—1,043,238 shares of Common Stock and 1,222,035 shares of

Class B Common Stock. Also includes 126,750 shares of Common Stock and 5,460 shares of Class B Common Stock owned by Mr. Ottaway’s spouse, Mary H. Ottaway.

(k)  Includes 1,043,238 shares of Common Stock and 1,222,035 shares of Class B Common Stock held as trustee, as to which voting and investment power is shared with other trustees, including: Mr. James H. Ottaway, Jr.—1,043,238 shares of Common Stock and 1,222,035 shares of Class B Common Stock and Christopher H. Ottaway—1,004,660 shares of Common Stock and 1,210,695 shares of Class B Common Stock.

(l)  State Street Bank & Trust Company held all of these shares as trustee, disclaimed beneficial ownership of them, shared voting power with persons named above as to 2,853,601 shares of Common Stock, and shared investment power with persons named above as to 2,845,760 shares of Common Stock and 3,125,822 shares of Class B Common Stock. This information relating to (i) Common Stock ownership is based solely on a Schedule 13G filed with the SEC on February 10, 2003 and (ii) Class B Common Stock ownership is based solely on a Schedule 13G filed with the SEC on February 24, 2003.

(m)  Includes 3,466,160 shares of Common Stock and 1,769,268 shares of Class B Common Stock held by Ms. Steele as trustee, as to which she shares voting and investment power with other trustees, including Mr. Hammer with respect to 2,670,182 shares of Common Stock and 1,379,673 shares of Class B Common Stock; Mr. Stevenson with respect to 2,670,182 shares of Common Stock and 1,371,173 shares of Class B Common Stock; Mr. Elefante with respect to 7,403 shares of Common Stock and 15,750 shares of Class B Common Stock; and Mr. MacLeod with respect to 2,670,182 shares of Common Stock and 1,379,673 shares of Class B Common Stock. Also includes 355,766 shares of Common Stock and 372,787 shares of Class B Common Stock held by Ms. Steele as trustee of a revocable trust, as to which she shares voting and investment power with other trustees. Ms. Steele could acquire sole voting and investment power over such shares if she were to revoke the trust. Also includes 2,500 shares of Common Stock subject to options exercisable within 60 days after January 16, 2003.

(n)  Includes 3,253,599 shares of Common Stock and 1,726,562 shares of Class B Common Stock held by Mr. Stevenson as trustee, as to which he shares voting and investment power with other trustees (including other persons named above), and as to which he disclaims beneficial ownership.

(o)  T. Rowe Price Associates, Inc. held all of these shares as an investment adviser and had sole investment power over all of these shares and sole voting power over 1,275,520 of these shares. This information is based solely on a Schedule 13G filed with the SEC on January 28, 2003.

Security Ownership of Directors and Management

The following table sets forth information as of January 16, 2003 with respect to the number of shares of Common Stock and Class B Common Stock owned by each director, the five most highly compensated executive officers, and all directors and executive officers as a group.

Name	Title of Class	Shares Beneficially Owned(1)	Percent of Class(2)	Common Stock Equivalents(3)	Units in Common Stock Fund (3)

Christopher Bancroft(4)(5)(6)	Common	1,941,905	3.2%	4,005	—
	Class B	3,820,360	18.4%

L. Gordon Crovitz	Common	79,190	*	—	23,928
	Class B	—	*

Harvey Golub	Common	4,500	*	3,813	11,482
	Class B	—	*

Roy A. Hammer(5)(7)	Common	9,093,448	14.9%	3,101	—
	Class B	9,995,503	48.1%

Leslie Hill(4)(5)(8)	Common	132,743	*	3,813	967
	Class B	79,504	*

Irvine O. Hockaday, Jr.	Common	5,500	*	6,694	12,164
	Class B	—	*

Dieter von Holtzbrinck	Common	2,500	*	1,608	1,629
	Class B	—	*

Vernon E. Jordan, Jr.	Common	2,787	*	3,813	21,011
	Class B	105	*

Peter R. Kann(9)	Common	478,253	*	—	26,270
	Class B	4,027	*

David K.P. Li	Common	10,532	*	5,397	21,016
	Class B	—	*

M. Peter McPherson	Common	2,500	*	3,353	9,205
	Class B	—	*

Frank N. Newman	Common	3,000	*	3,813	—
	Class B	—	*

James H. Ottaway, Jr.(10)	Common	1,777,488	2.9%	—	—
	Class B	1,266,939	6.1%

Peter G. Skinner(9)	Common	142,771	*	—	—
	Class B	—	*

Elizabeth Steele(4)(5)(11)	Common	3,824,426	6.3%	1,608	—
	Class B	2,142,055	10.3%

William C. Steere, Jr.	Common	3,500	*	3,813	11,527
	Class B	—	*

Paul E. Steiger(9)	Common	69,750		—	15,359
	Class B	—

Richard F. Zannino	Common	124,088	*	—	—
	Class B	—	*

All directors and executive officers as a group	Common	17,718,581	29.0%	44,831	154,558
(20 persons)(12)	Class B	17,308,493	83.3%

(1) Except as otherwise indicated, the beneficial owner has sole voting and investment power. Includes shares of Common Stock subject to options exercisable within 60 days after January 16, 2003 held by: all non-employee directors (2,500 shares each); Mr. Kann (310,334 shares), Mr. Zannino (97,400 shares), Mr. Skinner (113,000 shares), Mr. Steiger (56,300 shares), Mr. Ottaway (77,934 shares), and Mr. Crovitz (72,634 shares). Also includes shares of restricted stock as to which the holder has full voting rights held by: Mr. Zannino (24,300 shares, of which 2,580 shares vest within 60 days after January 16, 2003) and Mr. Steiger (6,000 shares).

(2) An asterisk under the column “Percent of Class” indicates that the named person beneficially owns less than one percent of the shares of Common Stock or Class B Common Stock outstanding.

(3) Each non-employee director was credited with $44,000 deemed to be invested in shares of Common Stock (“stock equivalents”) for 2002. In addition, under deferred compensation agreements with the Company, certain directors elected to defer receipt of some or all of their fees for 2002 that would otherwise have been payable in cash and elected to have such fees invested in stock equivalents. (See page 13 for additional information regarding directors’ stock equivalents.) Starting in 2003, directors can elect to defer receipt of fees payable in cash and have such fees deemed to be invested in various investment alternatives under the new Dow Jones Deferred Compensation Program, including the Dow Jones Common Stock Fund.

The Dow Jones Common Stock Fund is a unitized stock fund approximately 98% of which is made up of Dow Jones Common Stock, the remaining approximately 2% is made up of short-term investments, such as U.S. Treasury notes, bills, or other corporate obligations. Because the Dow Jones Common Stock Fund includes more than Dow Jones Common Stock, participants receive units of the Fund, rather than shares of stock. Holders of units in the Common Stock Fund are entitled to accruals of dividends for the number of shares of Common Stock that are equivalent to their units in the Common Stock Fund. On January 16, 2003, each unit in the Dow Jones Common Stock Fund was valued at $16.37, and the market price of Dow Jones Common Stock was $43.10, so that 2.6329 units of Common Stock Fund equaled one share of Dow Jones Common Stock.

As of January 2, 2003, existing balances of stock equivalents that accrued under the directors’ deferred compensation agreements were automatically transferred into the Dow Jones Deferred Compensation Program and invested in the Dow Jones Common Stock Fund. In 2003, the directors will continue to receive annual stock equivalent grants and their current balances of stock equivalents will remain in the form of stock equivalents.

Certain executive officers elected to have the amounts allocated to their accounts under the Supplementary Benefit Plan and under deferred compensation agreements with the Company deemed to be invested in stock equivalents (for more information see footnote (5) on page 15). As of January 2, 2003, under the Dow Jones Deferred Compensation Program, existing balances of stock equivalents that accrued under the Supplementary Benefit Plan and deferred compensation agreements were automatically transferred into the Supplemental Executive Retirement Plan under the Dow Jones Deferred Compensation Program and invested in the Dow Jones Common Stock Fund.

(4) Mr. Bancroft and Ms. Steele are first cousins. Ms. Hill is the first cousin, once removed, of Mr. Bancroft and Ms. Steele.

(5) As of January 16, 2003, Mr. Bancroft, Ms. Steele and Ms. Hill, certain of their relatives, and certain trusts and charitable organizations established by them, including trusts for which Mr. Hammer serves as trustee, owned beneficially a total of 13,876,890 shares (22.7%) of the outstanding Common Stock and 15,639,678 shares (75.3%) of the outstanding Class B Common Stock. Such shares account for approximately 63.3% of the votes represented by the outstanding Common Stock and Class B Common Stock. Mr. Bancroft, Ms. Steele and Ms. Hill, the trusts as to which they or certain of their rela -

tives are trustees or have beneficial or reversionary interests, and the trustees of such trusts (including Mr. Hammer), may be considered in control of the Company and therefore its “parent.”

(6)  Includes 189,405 shares of Common Stock and 343,360 shares of Class B Common Stock held by Mr. Bancroft as trustee of a revocable trust, as to which he shares voting and investment power with other trustees and as to which he could acquire sole voting and investment power if he were to revoke the trust. Also includes 1,750,000 shares of Common Stock and 3,477,000 shares of Class B Common Stock held by Mr. Bancroft as trustee, as to which he shares voting and investment power with other trustees.

(7)  Includes 500 shares of Common Stock held by a revocable trust for the benefit of Mr. Hammer, as to which he could acquire sole voting and investment power if he were to revoke the trust. Also includes 9,090,448 shares of Common Stock and 9,995,503 shares of Class B Common Stock held by Mr. Hammer as trustee, as to which he disclaims beneficial ownership and shares voting and investment power with other trustees.

(8)  Includes 7,967 shares of Common Stock and 4,788 shares of Class B Common Stock owned by Ms. Hill’s spouse and minor children.

(9)  Includes shares owned by, or jointly with, spouses, as follows: Mr. Kann—20,092 shares of Common Stock and 124 shares of Class B Common Stock owned by his spouse; Mr. Skinner—29,771 shares of Common Stock owned jointly with his spouse; Mr. Steiger—180 shares of Common Stock owned by his spouse; and Mr. Ottaway—126,750 shares of Common Stock and 5,460 shares of Class B Common Stock owned by his spouse. Includes, with respect to Mr. Kann, 61,267 shares of Common Stock subject to options exercisable within 60 days after January 16, 2003 held by his spouse. Each of Mr. Kann and Mr. Steiger disclaim beneficial ownership of the shares owned by his spouse. Mr. Skinner shares voting and investment power with his spouse as to those shares owned jointly.

(10)  See footnote (j) on page 4 above for a description of Mr. Ottaway’s ownership of Common Stock and Class B Common Stock.

(11)  Includes 355,766 shares of Common Stock and 372,787 shares of Class B Common Stock held by Ms. Steele as trustee of a revocable trust, as to which she shares voting and investment power with other trustees and as to which she could acquire sole voting and investment power if she were to revoke the trust. Also includes 3,466,160 shares of Common Stock and 1,769,268 shares of Class B Common Stock held by Ms. Steele as trustee, as to which she shares voting and investment power with other trustees.

(12)  Includes 838,569 shares of Common Stock subject to options that may be exercised by executive officers and directors within 60 days after January 16, 2003. Also includes shares owned by or jointly with their spouses and by their children and relatives sharing their homes.

Annual Report

The Company has delivered to all stockholders its Annual Report for the year ended December 31, 2002. The Annual Report includes an audited balance sheet as of that date and audited statements of income, stockholders’ equity and cash flows for the year then ended.

Voting Procedures

If a quorum is present at the meeting (i) a plurality of the votes cast by the shares of Common Stock is required in order to elect the nominees for election to the office of director that the Common Stock, voting separately as a class, is entitled to elect, (ii) a plurality of the votes cast by the shares of Common Stock and Class B Common Stock voting together is required in order to elect the nominees for election to the office of director that the Common Stock and the Class B Common Stock elect together, (iii) the affirmative vote of a plurality of the votes cast by the shares of Common Stock and Class B Common Stock voting together is required  in order to approve the appointment of  PricewaterhouseCoopers LLP as auditors,  (iv) the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Common Stock and Class B Common Stock voting together is required in order to  approve the Declassification Amendment, and (v) the affirmative vote of a plurality of the votes cast by the shares of Common Stock and Class B Common Stock voting together is required in order for each of the two stockholder proposals to be approved. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the vote. With regard to other proposals, votes may be cast in favor or against, or a stockholder may abstain. Under Delaware law, abstentions on the proposal to approve the Declassification Amendment will have the effect of negative votes, and abstentions on the approval of the appointment of the auditors and the stockholder proposals will have no effect on the outcome of the vote. With respect to the election of the directors and the approval of the stockholder proposals, shares represented by limited proxies that prohibit voting on a particular matter (so-called broker non-votes) will be disregarded and will have no effect on the outcome of the vote on such matter. Broker non-votes on the proposal to approve the Declassification Amendment will have the same legal effect as a vote against the approval of the Declassification Amendment. The shares represented by broker non-votes will be counted for quorum purposes.

Election of Directors

One of the purposes of the meeting is the election of five directors, each to serve a three-year term expiring in 2006. If the Declassification Amendment is approved (i) directors elected at the 2004 Annual Meeting and thereafter will be elected to one-year terms and (ii) each director elected prior to the effectiveness of the Declassification Amendment will serve for his or her full term, subject to his or her prior resignation or removal (so that the term of each director elected at the 2001 Annual Meeting will expire in 2004, the term of each director elected at the 2002 Annual Meeting will expire in 2005 and the term of each director elected at the 2003 Annual Meeting will expire in 2006).

The Board of Directors has nominated the individuals listed below for election as directors. The holders of Common Stock voting separately as a class are entitled to vote for the election of Messrs. Golub and Li. The holders of Common Stock and Class B Common Stock voting together are entitled to vote for the election of Messrs. Hammer, Newman and Ottaway. The proxies will be voted for the election of such individuals unless instructions are given to withhold authority to vote for one or more of them. For each nominated individual, the table below sets forth his or her age as of the date of the meeting, membership on committees of the Board of Directors and certain other information. Each of the persons named below is currently a director. If for any reason any one or more of the persons named below should become unavailable for election, proxies will be voted for the election of such substitute nominees as the Board of Directors may propose.

Nominees for Election at the Annual Meeting:

Class of 2006

Name	Age	Positions with the Company and Business Experience During the Past Five Years	Director Since

Harvey Golub Audit and Corporate Governance Committees	64	Retired Chairman & CEO, American Express Company. Prior to January 2001, CEO and prior to April 2001, Chairman, American Express Company (travel and financial services company)(1)	1997

Roy A. Hammer Corporate Governance Committee	68	Senior Partner, Hemenway & Barnes (law firm)	1998

David K.P. Li Audit and Corporate Governance Committees	64	Chairman and Chief Executive, The Bank of East Asia, Limited (banking)(2)	1993

Frank N. Newman Audit and Compensation Committees	60	Chairman Emeritus, Bankers Trust Company. Prior to June 1999, Chairman, President and Chief Executive Officer, Bankers Trust New York Corporation and Bankers Trust Company (banking). Prior to September 1995, Deputy Secretary of the United States Treasury	1997

James H. Ottaway, Jr.	65	Senior Vice President of the Company	1987

Incumbent Directors (Class of 2004)

The table below sets forth similar information for each director whose term expires in 2004:

Name	Age	Positions with the Company and Business Experience During the Past Five Years	Director Since

Irvine O. Hockaday, Jr. Compensation and Executive Committees	66	Retired President and Chief Executive Officer, Hallmark Cards, Inc. Prior to January 2002, President and Chief Executive Officer, Hallmark Cards, Inc. (greeting card manufacturer)(3)	1990

Dieter von Holtzbrinck(4) Corporate Governance Committee	61	Chairman of the Supervisory Board, Verlagsgruppe Georg von Holtzbrinck GmbH. Prior to May 2001, Chief Executive Officer and President, Verlagsgruppe Georg von Holtzbrinck GmbH (publishing company)	2001

Vernon E. Jordan, Jr.(5) Corporate Governance and Executive Committees	67	Senior Managing Director, Lazard Frères & Co. LLC (investment bank); Of Counsel, Akin, Gump, Strauss Hauer & Feld (law firm). Prior to December 1999, Senior Partner, Akin, Gump, Strauss, Hauer & Feld(6)	1982

Elizabeth Steele Corporate Governance Committee	54	President, Main Street Landing Company (redevelopment company)	2001

Incumbent Directors (Class of 2005)

The table below sets forth similar information for each director whose term expires in 2005:

Name	Age	Positions with the Company and Business Experience During the Past Five Years	Director Since

Christopher Bancroft Compensation Committee	51	Owner, Bancroft Operations (private investment firm)	1996

Peter R. Kann(7) Executive Committee	60	Chairman and Chief Executive Officer of the Company	1987

Leslie Hill Corporate Governance Committee	49	Captain, American Airlines	1997

M. Peter McPherson Audit and Compensation Committees	62	President, Michigan State University	1998

William C. Steere, Jr. Corporate Governance and Executive Committees	66	Chairman of the Board Emeritus, Pfizer Inc. Prior to January 2001, Chief Executive Officer and prior to July 2001, Chairman, Pfizer Inc. (pharmaceuticals)(8)	1997

(1)  Mr. Golub is a director of Campbell Soup Company and The Warnaco Group, Inc.

(2)  Mr. Li is a director of Campbell Soup Company, Atlas Air Worldwide Holdings, Inc., PCCW Limited, The Bank of East Asia Limited, The Hong Kong & China Gas Company Limited, and SCMP Group Limited.

(3)  Mr. Hockaday is a director of Aquila, Inc., Crown Media Holdings, Inc., The Estee Lauder Companies, Ford Motor Company, and Sprint Corporation.

(4)  In 1999, the Company and the von Holtzbrinck Group entered into a strategic alliance pursuant to which they exchanged equity shareholdings in their respective subsidiaries so as to give the von Holtzbrinck Group 49% ownership of The Wall Street Journal Europe and the Company 22% ownership of the von Holtzbrinck Group’s business daily Handelsblatt. In November 2002, the Company and the von Holtzbrinck Group entered into a memorandum of understanding which contemplates an exchange of equity shareholdings so as to reduce the von Holtzbrinck Group’s ownership of The Wall Street Journal Europe to 10% and the Company’s ownership of the von Holtzbrinck Group’s business daily Handelsblatt to 10%. The memorandum of understanding also contemplates that both parties will have an option to unwind the strategic alliance entirely. Definitive agreements implementing these transactions were in preparation at the date of this Proxy Statement. Mr. von Holtzbrinck is the Chief Executive Officer of Handelsblatt—The Wall Street Journal Holding GmbH and a Member of the Advisory Council of Handelsblatt Dow Jones GmbH, which are entities related to the aforementioned strategic alliance.

(5)  Akin, Gump, Strauss, Hauer & Feld, the law firm to which Mr. Jordan is of counsel, renders certain legal services to the Company from time to time, but did not render any such services during 2002.

(6)  Mr. Jordan is a director of America Online Latin America, Inc., American Express Company, Asbury Automotive Group, Inc., Callaway Golf Company, Clear Channel Communications, Inc., J.C. Penney Company, Inc., Revlon, Inc., Sara Lee Corporation, and Xerox Corporation.

(7)  Karen Elliott House, Senior Vice President of the Company and Publisher of The Wall Street Journal and the spouse of Mr. Kann, received a salary of $435,579 and a bonus of $100,000 for 2002. An aggregate of $84,223 was contributed to Ms. House’s account under the Dow Jones Retirement Program and the related Supplementary Benefit Plan in respect of 2002. Ms. House received a payout for 2002 of 998 shares of Common Stock with a fair market value as of February 19, 2003 of $36,028 under the Dow Jones 1997 Long Term Incentive Plan in respect of the four-year performance period 1999-2002. Ms. House also received grants of contingent stock rights and stock options under the Dow Jones 2001 Long Term Incentive Plan. Ms. House reports to Mr. Zannino, the Company’s Chief Operating Officer, and her compensation is set by the Compensation Committee of the Board of Directors taking into account the recommendations of Mr. Zannino. Ms. House accrued “above-market” interest under the Supplementary Benefit Plan as follows: $6,349 in 2002; $7,772 in 2001; and $1,004 in 2000 (see footnote (5) on page 15 for a description of the “above-market” interest).

(8)  Mr. Steere is a director of MetLife, Inc., Minerals Technologies Inc. and Pfizer Inc.

Board of Directors

Meetings of the Board and Committees; Director Compensation; Attendance

During 2002 the Board of Directors met eight times, the Audit Committee met seven times, the Compensation Committee met five times, the Corporate Governance Committee met four times and the Executive Committee met once. In 2002 the annual director’s fee was $64,000, with a cash component of $20,000 and $44,000 of stock equivalents; the fee for each Board meeting attended was $1,500; the fee for each committee meeting attended was $1,000; and the annual fee for serving as a committee chairperson was $5,000. Stock equivalents are cred- ited quarterly and the number thereof are determined based on the market price of the Company’s Common Stock on the last business day of the quarter in question. In addition, under the Dow Jones 2001 Long-Term Incentive Plan, each director received options to purchase 1,250 shares of Common Stock in 2002.

In 2003, the cash and stock option components of annual director’s compensation will remain the same. The stock equivalent grant will increase to $50,000, and the fees for serving as a committee chairperson will increase to $10,000. The fees for attending Board and committee meetings will increase to $2,500 and $2,000, respectively.

From time to time Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee. Employees of the Company or its subsidiaries who are directors do not receive director’s, Board meeting, committee meeting or committee chairperson’s fees.

Prior to January 2003, under deferred compensation agreements, directors were able to elect to defer receipt, in whole or in part, of any of their fees payable in cash. Deferred amounts were, at the electing director’s option, either credited to an interest bearing account or deemed to be invested in stock equivalents. Under the new Dow Jones Deferred Compensation Program, starting in January 2003, deferred amounts are invested, at the electing director’s option, in various investment alternatives including the Dow Jones Common Stock Fund. Amounts accrued under the Deferred Compensation Program will be paid in cash in a lump sum or in the form of an annuity at separation of service, or during his or her service as a director, as the director may elect.

During 2002 all directors of the Company attended at least 75% of the aggregate meetings of the Board and standing committees on which they served, except for Messrs. von Holtzbrinck and Li who attended 64% and 58%, respectively, of such meetings.

Functions of the Committees of the Board of Directors; Nominations for Board Membership

The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent accountants and considers, among other things, the range of audit and non-audit fees. It also monitors the financial reporting process, meets with the independent accountants to review and approve the scope and results of their professional services, reviews the procedures for evaluating the adequacy of the Company’s internal controls, and prepares a report to be included in the Company’s annual proxy statement.

The Compensation Committee reviews remuneration arrangements for the Company’s senior management (including employee benefit plans in which executive officers are eligible to participate), and makes recommendations to the Board on grants of stock options and certain other compensation and benefits.

The Corporate Governance Committee takes a leadership role in shaping the corporate governance of the Company. The Committee’s principal role is to consider and report to the Board on matters relating to corporate governance, including identifying individuals who are qualified to become Board members and annually recommending nominees to the Board for election as directors of the Company. Stockholders desiring to recommend nominees should submit their recommendations in writing to Peter G. Skinner, Secretary, Dow Jones & Company, Inc., 200 Liberty Street, New York, New York, 10281. Recommendations should include pertinent information concerning the proposed nominee’s background and experience. The Committee also considers and makes recommendations to the Board about the size of the Board and Committee structure and membership. The Committee is also responsible for developing and recommending to the Board the Company’s Principles of Corporate Governance.

In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. The Board conducts annual self-evaluations to de termine whether it and its Committees are functioning effectively.

Executive Compensation

The following tables and the Compensation Committee Report on Executive Compensation provide information as to the cash and non-cash compensation paid to, earned by or granted to each of the five most highly compensated senior policy making executives of the Company.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compen- sation (2)	Restricted Stock Awards ($) (3)	Securities Underlying Options (#)	LTIP Payouts ($) (4)	All Other Compen- sation ($) (5)

Peter R. Kann	2002	$930,000	$0	$51,871	—	113,800	$144,039	$234,927
Chairman of the Board,	2001	$921,600	$260,400	—	—	83,700	$432,516	$351,573
Chief Executive Officer and	2000	$841,167	$888,000	—	—	60,000	$780,454	$265,427
Director

Richard F. Zannino	2002	$653,615	$175,000	—	$947,800	61,200	$128,624	$174,412
Executive Vice President and	2001	$532,577	$552,150	—	$477,300	133,700	—	$108,980
Chief Operating Officer(6)

Peter G. Skinner	2002	$610,000	$125,000	—	—	40,800	$56,605	$136,337
Executive Vice President,	2001	$607,000	$109,800	—	—	30,300	$143,754	$201,539
General Counsel and	2000	$588,605	$462,550	—	—	20,000	$279,375	$163,244
Secretary

Paul E. Steiger	2002	$484,539	$75,000	—	$284,340	19,800	$36,028	$110,457
Managing Editor,	2001	$473,500	$147,632	—	—	11,250	$117,648	$118,590
The Wall Street Journal	2000	$447,917	$265,839	—	—	8,700	$166,431	$116,129

L. Gordon Crovitz	2002	$440,250	$150,000	—	—	27,200	$47,580	$73,832
Senior Vice President and	2001	$438,500	$169,287	—	—	19,900	$83,676	$118,080
President, Electronic	2000	$418,077	$252,808	—	—	20,000	$120,453	$78,722
Publishing

(1)  In addition to stock options reflected in the column headed “Securities Underlying Options,” the indicated executives were granted contingent stock rights under the Dow Jones 2001 Long Term Incentive Plan. The contingent stock rights granted during 2002 are reported in the long-term incentive plan table on page 17.

There was no increase in the annual salaries of the named executive officers for 2002 from 2001, except that Mr. Zannino and Mr. Steiger received raises to reflect increases in their responsibilities. The differences reflected on the table for 2002 and 2001 salaries are the result of the fact that the 2001 salaries became effective in February 2001.

(2)  This amount is comprised principally of the cost ($48,925) of security services provided to Mr. Kann on the recommendation of the Company’s Corporate Security Department.

(3)  The dollar value of the restricted stock awards are based on the market price of the Company’s Common Stock at time of grant: Messrs. Zannino’s and Steiger’s 2002 awards on July 2, 2002 and Mr. Zannino’s 2001 award on April 18, 2001. Regular quarterly dividends are paid on the restricted stock.

At December 31, 2002, Mr. Zannino held a total of 24,300 shares of restricted stock with a fair market value of $1,050,489. One-half of the 8,600 shares under his 2001 award vested on February 12, 2002, 30% of the shares vested on February 12, 2003 and the remaining 20% will vest on February 12, 2004. All of the 20,000 shares under Mr. Zannino’s 2002 award will vest on July 2, 2005.

At December 31, 2002, Mr. Steiger held 6,000 shares of restricted stock with a fair market value of $259,380. One-third of the shares will vest on July 2, 2003, one-third of the shares will vest on July 2, 2004 and the remaining shares will vest on July 2, 2005.

(4)  The payouts shown in the table for 2002 reflect the fair market value as of February 19,

2003 of the Final Awards made to the indicated executives under the Dow Jones 1997 Long Term Incentive Plan in respect of the four-year performance period 1999-2002. The payouts shown in the table for 2001 reflect the fair market value as of February 20, 2002 of the Final Awards made to the indicated executives under the Dow Jones 1997 Long Term Incentive Plan in respect of the four-year performance period 1998-2001. The payouts shown in the table for 2000 reflect the fair market value as of February 21, 2001 of the Final Awards made to the indicated executives under the Dow Jones 1992 Long Term Incentive Plan in respect of the four-year performance period 1997-2000. Mr. Zannino’s eligibility for a Final Award for the four-year performance period 1999-2002 was part of his initial compensation arrangements.

(5) The amounts referred to in the table above under “All Other Compensation” consist of: (i) the aggregate amounts contributed to the accounts of the indicated executives under the Dow Jones Retirement Program and the related Supplementary Benefit Plan in respect of the years indicated; and (ii) “above-market” interest (as defined under applicable SEC regulations) paid to the indicated executives under the Supplementary Benefit Plan and their deferred compensation agreements, if any.

For amounts contributed in respect of 2002, the Internal Revenue Code limits the allocation of the annual Company contribution for the benefit of any individual account under a qualified plan to the amount which would be contributed to such individual account based on maximum annual compensation of $200,000, but permits additional contributions under a supplemental plan. Pursuant to such a plan, the Company allocates to such individual an amount equal to the additional amount that would otherwise have been allocated to him or her under the qualified plan had there been no limits.

With respect to 2002, the Company has allocated under the Dow Jones Retirement Program $30,561 to the accounts of Mr. Kann; Mr. Skinner; Mr. Steiger; and Mr. Crovitz and $10,000 to the account of Mr. Zannino. The Company has also credited the following amounts to the accounts of the indicated executives under the Supplementary Benefit Plan with respect to 2002: Mr. Kann—$175,301; Mr. Zannino—$163,248; Mr. Skinner—$92,005; Mr. Steiger—$76,494; and Mr. Crovitz—$42,524. With respect to Mr. Zannino, the amount allocated to his account under the Supplementary Benefit Plan includes the amounts that would have been contributed to his account under the Company’s Retirement Program if he had been eligible to participate in such program in 2001 and in 2002.

Prior to 2003, executive officers could elect to have (i) the amounts allocated to their accounts under the Supplementary Benefit Plan and (ii) the deferred compensation under their deferred compensation agreements deemed to be invested either in stock equivalents or at an annual interest rate based on the Dow Jones 20 Bond Index. For each executive officer who elected stock equivalents, with respect to 2002, such amounts were deemed to be invested at the closing price of the Common Stock on the first business day of 2003. For each executive officer who elected the annual interest rate based on the Dow Jones 20 Bond Index, the amounts in this column also include “above-market” interest accrued under the Supplementary Benefit Plan for: Mr. Kann—$29,066 in 2002, $35,857 in 2001 and $4,721 in 2000; Mr. Zannino—$1,165 in 2002 and $206 in 2001; Mr. Skinner—$11,840 in 2002, $14,256 in 2001 and $1,759 in 2000; Mr. Steiger—$3,402 in 2002, $3,697 in 2001 and $445 in 2000; and Mr. Crovitz—$748 in 2002 and $257 in 2001; and also includes for Mr. Skinner “above-market” interest of $1,932 in 2002, $2,556 in 2001 and $355 in 2000 accrued under his deferred compensation agreement. The annual interest rate based on the Dow Jones 20 Bond Index as compared to the specified federal interest rate used to determine “above-market” interest was: 7.27% vs. 6.57% in 2002; 7.96% vs. 6.96% in 2001 and 7.92% vs. 7.77% in 2000.

(6) Mr. Zannino joined the Company on February 12, 2001. Of Mr. Zannino’s bonus for 2001, $360,000 was paid upon his hire as part of his initial compensation arrangements. Of Mr. Zannino’s 133,700 options granted in 2001, 103,400 options were granted upon his hire as part of his initial compensation arrangements and the remaining 30,300 were granted as an annual grant in the ordinary course.

Option Grants In 2002

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation over Stock Option Term (3) 5% ($) 10% ($)

Peter R. Kann	113,800	4.6%	$55.16	1/16/12	$3,947,722	$10,004,158
Richard F. Zannino	61,200	2.5%	$55.16	1/16/12	$2,123,028	$5,380,092
Peter G. Skinner	40,800	1.6%	$55.16	1/16/12	$1,415,352	$3,586,728
Paul E. Steiger	17,000	0.7%	$55.16	1/16/12	$589,730	$1,494,470
	2,800	0.1%	$47.39	7/02/12	$83,440	$211,484
L. Gordon Crovitz	27,200	1.1%	$55.16	1/16/12	$943,568	$2,391,152

(1) Other than with respect to Mr. Steiger’s July 2002 option grant, one-third of the stock options became exercisable on January 16, 2003, and another one-third will become exercisable on January 16, 2004, and the remainder will become exercisable on January 16, 2005. In the case of Mr. Steiger’s July 2002 grant, one-third of the stock options will become exercisable on July 2, 2003, another one-third will become exercisable on July 2, 2004, and the remainder will become exercisable on July 2, 2005.

(2) The exercise price of the stock options that were granted on January 16, 2002 is $55.16 per share, the fair market value of the Common Stock on that date. The exercise price of Mr. Steiger’s stock options that were granted on July 2, 2002 is $47.39 per share, the fair market value of the Common Stock on that date.

(3) These amounts represent gains based on assumed rates of appreciation over the entire ten-year period. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock and the continued employment of the optionee through the vesting period.

Aggregated Option Exercises In 2002  And Year-End Option Values

			Total Number of Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter R. Kann	29,900	$195,664	262,434	151,666	$440,723	$0
Richard F. Zannino	—	—	58,900	136,000	$0	$0
Peter G. Skinner	12,200	$80,362	96,234	54,066	$158,402	$0
Paul E. Steiger	—	—	49,650	24,533	$0	$0
L. Gordon Crovitz	5,750	$71,749	59,335	38,065	$81,392	$0

(1) This represents the difference between the closing price of the Company’s Common Stock on December 31, 2002, the last trading day in 2002 ($43.23), and the exercise price of the options.

Long-Term Incentive Plan—Awards In 2002

Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payout

Peter R. Kann	33,000	2002-2005
Richard F. Zannino	17,700	2002-2005
Peter G. Skinner	17,700	2002-2005
Paul E. Steiger	8,750	2002-2005
L. Gordon Crovitz	11,800	2002-2005

(1)  The long-term incentive plan awards are contingent stock rights granted under the Dow Jones 2001 Long Term Incentive Plan. Each contingent stock right gives the holder the contingent right to receive up to the number of shares of Common Stock specified in the right (the “Initial Award”) following completion of a four-year performance period. The number of shares ultimately received (the “Final Award”) will depend on the extent to which the performance criteria are achieved during the four-year performance period and other factors. Participants may elect, subject to the approval of the Compensation Committee, to receive all or a portion of their Final Awards in cash, or Common Stock, or a combination of both. If a participant elects to receive all or a portion of the Final Award in cash, the amount of cash will equal the closing price of the Common Stock on the date of the Final Award multiplied by the number of shares of Common Stock as to which the election is being made.

During the performance period relating to each right, the Compensation Committee may adjust the performance criteria and otherwise modify the terms and provisions of the right. Also during the performance period, the holder receives as “dividend equivalents” an amount equal to the cash dividends that the holder would have received if the holder had owned the number of shares of Common Stock covered by the Initial Award during the entire performance period.

At December 31, 2002, Mr. Kann held contingent stock rights covering a total of 95,350 shares; Mr. Zannino—58,850 shares (of which 27,500 shares were granted upon his hire as part of his initial compensation arrangements); Mr. Skinner—46,850 shares; Mr. Steiger—21,750 shares; and Mr. Crovitz—34,025 shares. At December 31, 2002, the fair market value of the Common Stock subject to such rights was as follows: Mr. Kann—$4,121,981; Mr. Zannino—$2,544,086; Mr. Skinner—$2,025,326; Mr. Steiger—$940,253; and Mr. Crovitz—$1,470,901.

The Final Award ultimately received may be less than or equal to the number of shares set forth above. It is expected that fully satisfactory performance (as judged by the Compensation Committee in its discretion at the time of the payouts) would be competitively rewarded if the Final Award approximated  2/3 of the amounts set forth in the table above. Exceptional performance would support a Final Award in excess of  2/3 of the amounts set forth in the table above but in no event more than 100% of such amounts.

Separation Plan for Senior Management

The Dow Jones Separation Plan for Senior Management covers separations from service by senior executives including the executive officers named on page 14. In order to receive benefits under the Separation Plan, an eligible executive’s employment must have been terminated involuntarily, without “cause,” and he or she must enter into an agreement with the Company containing a covenant not to compete, confidentiality provisions and customary mutual releases and waivers.

The Separation Plan provides for severance benefits equal to 18 or 24 months (depending on job level) of base salary and target bonus. It also provides for the continuation of certain benefits during such 18 or 24 month period (the “Separation Period”) including those received under the Company’s Retirement Program and the related supplemental executive retirement plan; the health and dental care plans; and the executive death and group life, disability and accident insurance plans. In addition, terminated executives will receive a pro-rated final award with respect to each of his or her outstanding grants of contingent stock rights under the Company’s Long Term Incentive Plan. Furthermore, vested stock options held by a terminated executive will remain exercisable until the earlier of the expiration of the option and the last day (the “termination date”) of the Separation Period. Unvested stock options will continue to vest, and once vested will be exercisable, in accordance with their terms until the termination date; and all vested and unvested stock options will terminate on the termination date.

The Separation Plan and the form of Separation Agreement and Release are Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998.

Executive Death Benefit Agreement

Under the executive death benefit agreement, senior executives including the executive officers named on page 14 can elect to receive the actuarial value of a “death benefit” to which their beneficiaries would otherwise be entitled, as deferred compensation payable upon their retirement.

Compensation Committee Interlocks and Insider Participation

Irvine O. Hockaday, Jr., Christopher Bancroft, M. Peter McPherson and Frank N. Newman served on the Compensation Committee during 2002. There were no Compensation Committee interlocks and no executive officer of the Company or any of its subsidiaries served as a member of the compensation committee (or other board or committee performing similar functions) or on the board of directors of another entity, one or more of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

Compensation Committee Report on Executive Compensation

The Compensation Committee and the Compensation Program

The Committee consists of four non-management directors. It generally meets four times a year. The Compensation Committee’s objective is to establish and administer a “total compensation program” that fairly and competitively rewards Dow Jones executives for current and long-term performance that enhances stockholder value. The purpose of this report is to explain the Company’s executive compensation program and the operation of the Compensation Committee.

Elements of Compensation Program Considered by the Committee

The Committee gives special attention to the total compensation of the chief executive officer (Mr. Kann), and certain other members of senior management. We consider four elements of compensation: (1) annual salary; (2) annual incentive award (or bonus); (3) long-term incentive compensation; and (4) retirement and other compensation.

Establishing and Administering a Competitive Program

The Committee retains outside compensation consultants and reviews competitive compensation and performance studies in developing and administering the total compensation program. We give continuing attention to changes in compensation practices, business trends and changes in applicable law and regulations in order to establish and administer a sound competitive compensation program. The competitive universe that we primarily consider includes the five largest newspaper publishers in the Dow Jones U.S. Publishing Index (the “Company’s peer group”) (see page 23), but we also review data on general industry trends and on certain other public companies which compete with one or more of the Company’s business segments.

With regard to annual and long-term incentive awards, the Committee, in working with management and the Committee’s outside compensation consultants, has determined that a substantial portion of executives’ awards will be based on the achievement of certain pre-determined financial objectives. For Mr. Kann a substantial portion of his annual incentive award for 2003 will be based on the achievement of these predetermined financial objectives (earnings per share—50%; return on investment—10%; and controllable expense—10%) and the balance will be based on the achievement of specified strategic goals (30%). For the remaining executive officers, a substantial portion of their annual incentive awards will be based on the achievement of pre-determined financial objectives and the balance will be based on the achievement of strategic goals and, for certain executive officers, individual  performance.

Initial awards of contingent stock rights were made under the Company’s long-term incentive plan to Mr. Kann and other senior executive officers for the performance period 2003-2006. It is expected that the final awards to all those receiving these grants will be based in large part on the Company’s performance with respect to total shareholder return relative to an established group of newspaper and information services and financial services companies. Determination of final awards will also be based on assessment of performance on qualitative  criteria.

The Committee has retained some measure of discretion under the annual and long-term incentive award programs because it believes that it is difficult to forecast in detail all future developments that will be relevant to an evaluation of executive performance.

Federal tax legislation in effect since 1994 eliminates the deductibility of compensation in excess of $1,000,000 paid to the chief executive officer and the other four executive officers whose compensation must be detailed in the proxy statement. The law exempts compensation paid under plans that relate compensation to performance. Although the Company’s plans are designed to relate compensation to performance, certain elements of them do not meet the tax law’s requirements because they allow the Committee to exercise discretion in setting compensation. It may be appropriate in the future to recommend changes in the Company’s compensation program to take account of the tax law. However, the Committee currently is of the opinion that it is better to retain discretion than to give it up in exchange for the tax deduction. For 2002 the deductibility of certain compensation paid to Mr. Kann and Mr. Zannino was affected by this limitation.

Committee Reporting

The Committee makes full reports to the Board of Directors, which approves the structure and general administration of the compensation program. The Board reviews the specific compensation awards for the chief executive officer and each of the other four executives whose compensation is described in the proxy statement.

The chief executive officer’s salary was set at $930,000 during 2002 which was not changed from his 2001 salary of $930,000. The 2002 salaries for all five officers listed in the table on page 14 were set after evaluating their individual contributions and performance, increased responsibilities in certain cases, and the value of their jobs in the marketplace based on a review of the competitive compensation guidelines that were developed with advice from the Committee’s outside compensation consultants.

The bonus awards for 2002 for the named executive officers listed in the table on page 14 reflect the Company’s performance measured against the financial and other criteria the Committee thought relevant, and the Committee’s view that the executive officers performed reasonably well in a very difficult business environment, by aggressively controlling costs, continuing to invest in and enhance the quality of the Company’s products, improving operational efficiency and executing on the Company’s long-range strategic initiatives. The varying levels of salary and bonus for each of the executives also reflect differences in their relative responsibilities. As the officer ultimately responsible for the Company’s results, Mr. Kann declined to receive any bonus for 2002.

In February 2003, we awarded long-term compensation to the chief executive officer and other members of senior management under the Company’s 1997 Long Term Incentive Plan. The Final Awards covered performance for the period 1999-2002 and were made after reviewing the Company’s performance on various financial measures (including total stockholder return, earnings growth, revenue growth, and EBITDA margin) relative to other newspaper and information services companies. We also considered progress toward achieving other Company objectives (quality of Dow Jones’ publications and services, level of customer satisfaction, and commitment to innovative products and services). In the case of the 1999-2002 performance period, it was expected that fully satisfactory competitive performance would be competitively rewarded if the Final Award approximated 80% of the number of shares in the Initial Award. Exceptional performance would support a Final Award in excess of 80% (up to 100%) of the Initial Award.

Final Awards were made in February 2003 to Messrs. Kann, Zannino, Skinner, Steiger and Crovitz in amounts equal to 28.5% of their Initial Awards for the 1999-2002 period. Mr. Kann’s Final Award for the 1999-2002 period was 3,990 shares of Common Stock. That represented a decrease of 3,598 shares from his Final Award for the 1998-2001 period. The net number of shares of Common Stock received in February 2003 by Mr. Kann, after tax withholding,  amounted to 2,561. Messrs. Zannino, Skinner, Steiger and Crovitz received their Final Awards in the form of Common Stock. The fair market value of Mr. Kann’s Final Award for the 1999-2002 period was $144,039 (based on a grant date stock price of $36.10) which is approximately 66.7% lower in value than the Final Award for the 1998-2001 period of $432,516 (based on a grant date stock price of $57.00).

In January 2003 we granted members of senior management stock options as well as contingent stock rights for the 2003-2006 performance period. The grants tie a significant portion of each senior executive’s potential compensation to the Company’s long-term objectives and to the market value of the Company’s stock. The Committee will determine the actual number of shares of stock payable to an executive under the contingent stock rights at the end of the performance period.

The Committee believes that the number of contingent stock rights and stock options granted to individual executives should be set annually by the Committee after consultation with its consultants concerning competitive compensation levels. Accordingly, the Committee does not base the amount of stock options or contingent stock rights to be granted in any given year on the amounts previously granted.

The Committee reaffirms its view that salaries and bonus and other incentive compensation opportunities for the senior executives of the Company generally should not deviate substantially from the median of the competitive guidelines developed with the advice of the Committee’s consultants and that, particularly with respect to long-term incentive compensation, it is important that the Committee continue to retain a degree of discretion as to the actual amounts paid. The Committee believes that the compensation levels for the chief executive officer and other senior executives reflect these criteria and are appropriate given performance during the periods covered.

Irvine O. Hockaday, Jr., Chairman

Christopher Bancroft

M. Peter McPherson

Frank N. Newman

Audit Committee

The Audit Committee Report

General.    The Audit Committee consists of four non-employee directors. The Committee met 7 times during 2002. The Audit Committee reviews the Company’s accounting and financial reporting policies and practices, monitors the financial reporting process and reviews summary reports on internal control. The Audit Committee approves the nature of services provided by the independent accountants and meets with the internal auditors and independent accountants to review the scope and results of their services.

Committee Procedures.    During January and February 2003, the Audit Committee reviewed and discussed the 2002 audited financial statements with management and with the Company’s independent accountants. In addition, the Audit Committee discussed with the Company’s independent accountants the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee confirms that it has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence from the Company and management. In addition, the Committee considered whether the independent accountants’ provision of non-audit services is compatible with maintaining their independence.

Based on the procedures and discussions referred to in the prior paragraph, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Frank N. Newman, Chairman

Harvey Golub

David K.P. Li

M. Peter McPherson

Committee Independence and Charter

The members of the Audit Committee are independent (as independence is defined by the current New York Stock Exchange listing standards). The Company’s Board of Directors has adopted a written charter for the Audit Committee.

Audit Fees

For the years ended December 31, 2002 and 2001, the Company incurred an aggregate of $1,236,200, and $1,253,600, respectively, in fees for professional services rendered by its independent accountants for the audit of its annual financial statements and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit Related Fees

For the years ended December 31, 2002 and 2001, the Company incurred an aggregate of $180,800 and $277,900, respectively, in fees for professional services rendered by its independent accountants for assurance and assurance related services in the performance of the audits and reviews of the Company’s financial statements.

Tax Fees

For the years ended December 31, 2002 and 2001, the Company incurred an aggregate of $2,430,700 and $2,954,200, respectively, in fees for professional services rendered by its independent accountants for tax compliance, tax advice and tax planning services. These services consisted primarily of tax advice and research regarding federal, international, state and local tax matters and reviews of tax returns filed in certain taxing jurisdictions in which the Company operates. In addition, the independent accountants provided assistance to expatriate employees in connection with the preparation of individual tax returns.

All Other Fees

For the years ended December 31, 2002 and 2001, the Company incurred $68,150 and

$162,600, respectively in fees for professional services rendered by its independent accountants other than the fees addressed in the preceding three paragraphs. The services in 2002 related to consulting in regard to the Company’s medical benefit plans. In 2001, the fees related to consulting in regard to the Company’s medical benefit plans and management consulting services.

Audit Committee Pre-approval Process

On an annual basis the independent accountants will present a listing of all services expected to be performed in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each service. The Audit Committee will review and approve these services.

For any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent auditor’s independence and seek approval for such service from an Audit Committee member.

Comparison of Stockholder Return

The following line graph compares the performance of the Company’s Common Stock during the five-year period ended December 31, 2002 with the Standard & Poor’s 500 Stock Index (“S&P 500”) and the Dow Jones U.S. Publishing Index (formerly named the Dow Jones Media/ Publishing Index). In February 2000, Dow Jones Indexes revised the components and the calculation methodology of the Dow Jones U.S. Publishing Index and as a consequence restated the Index historically. Accordingly, the returns for the Dow Jones U.S. Publishing Index set forth below are the restated returns.

The S&P 500 includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The Dow Jones U.S. Publishing Index, which is also weighted by market capitalization, includes, in addition to the Company, the following nineteen companies: American Greetings Corp., Belo Corp., E.W. Scripps Co., Gannett Co., Inc., Hollinger International Inc., Interactive Data Corp., John Wiley & Sons Inc., Knight Ridder Inc., Lee Enterprises Inc., McClatchy Co., McGraw-Hill Cos., Media General Inc., Meredith Corp., Multex.com Inc., New York Times Co., Reader’s Digest Association Inc., Scholastic Corp., Tribune Co., and Washington Post Co.

For purposes of the graph, it was assumed that $100 was invested in the Company’s Common Stock, the S&P 500 and the Dow Jones U.S. Publishing Index at closing prices on December 31, 1997. Dividends are assumed to be reinvested on the ex-dividend date.

Approval of Appointment of Independent Certified Public Accountants

The Board of Directors, on the recommendation of the Audit Committee, unanimously recommends that the stockholders vote to approve the appointment of PricewaterhouseCoopers LLP, independent certified public accountants, as auditors of the Company for 2003. PricewaterhouseCoopers LLP were the Company’s auditors in 2002. Stockholder approval of the appointment of such firm as auditors will be requested at the 2003 Annual Meeting. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Approval of Amendment to the Company’s Restated Certificate of Incorporation to Declassify the Board of Directors

In order to promote greater accountability of the directors to the stockholders, the Board of Directors of the Company has unanimously approved, and is recommending that the stockholders vote in favor of, an amendment to the Company’s Restated Certificate to eliminate the classification of the Company’s Board of Directors and to cause each director to stand for election annually (the “Declassification Amendment”). Each director elected prior to the effectiveness of the Declassification Amendment will serve for his or her full three-year term, subject to his or her prior resignation or removal. For the reasons discussed below, the Declassification Amendment also provides that the Company’s Board of Directors will consist of not fewer than 16 and not more than 18 directors, as fixed from time to time by the majority vote of the Board.

The Declassification Amendment also eliminates two procedural provisions of the Restated Certificate intended to protect the classified board structure that will no longer be necessary or appropriate if the Board is declassified. These provisions, which are more fully discussed on pages 25 and 26 of this Proxy Statement, are (a) the requirement that certain directors may be removed only for cause and only by an 80% vote of the voting power of the Common Stock and the Class B Common Stock, voting together, and (b) the requirement for an 80% vote to amend the provisions of the Restated Certificate relating to the classified board.

Finally, the Declassification Amendment eliminates references to Board “classes” that will be rendered irrelevant if the Declassification Amendment is adopted.

The Declassification Amendment was unanimously approved by the entire Board of Directors, and was also unanimously approved by the separate vote of the directors (the “Outside Directors”) who are neither affiliated with the Bancroft Family Stockholders nor part of the Company’s management. (The term “Bancroft Family Stockholders” means certain Bancroft family members and certain trusts and charitable organizations established by them, which currently hold Common Stock and Class B Common Stock representing approximately 63.3% of the aggregate voting power of the outstanding Common Stock and Class B Common Stock, as set forth in greater detail in footnote (5) on page 7 of this Proxy Statement.)

The Board’s consideration of the Declassification Amendment was prompted by a stockholder proposal that the Company received from Mrs. Evelyn Y. Davis seeking to declassify the Board and the Bancroft Family Stockholders’ support for such declassification. Mrs. Davis’ proposal would have been included in this proxy statement, but for the Board’s decision to substantially implement her proposal by proposing the Declassification Amendment. Accordingly, Mrs. Davis withdrew her proposal in view of that decision. A similar stockholder proposal was received from Mr. Virgil Hollender after Mrs. Davis’ proposal was received. Mr. Hollender also withdrew his proposal in view of the Board’s decision to propose the Declassification Amendment.

If approved by the requisite vote of the stockholders described below, the Restated Certificate will be amended as set forth in Exhibit A.

Stockholders are urged to carefully read Exhibit A. If the Declassification Amendment is approved, the Company will file an amendment to its Restated Certificate with the Secretary of State of the State of Delaware, promptly after the 2003 Annual Meeting, upon which filing the Declassification Amendment will become effective. The Board of Directors will also amend the Company’s bylaws and Principles of Corporate Governance to provide that the Board will consist of not fewer than 16 and not more than 18 directors, as fixed from time to time by the majority vote of the Board. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE DECLASSIFICATION AMENDMENT.

Issues For Consideration

Article Fifth of the Company’s Restated Certificate currently provides that the Board of Directors is divided into three classes as nearly equal in number as possible. Directors of each class serve staggered three-year terms, with the term of office of one class expiring each year. If the Declassification Amendment is approved, the classes and staggered three-year terms of directors would be eliminated and all of the directors would be elected annually. Each director elected prior to the effectiveness of the Declassification Amendment will serve his or her full three-year term, subject to his or her prior resignation or removal. Accordingly, the term of each director elected at the 2001 Annual Meeting will expire in 2004, the term of each director elected at the 2002 Annual Meeting will expire in 2005 and the term of each director elected at the 2003 Annual Meeting will expire in 2006. Directors elected at the 2004 Annual Meeting and thereafter will be elected to one-year terms.

Under Article Fourth of the Company’s Restated Certificate, holders of Common Stock, voting separately as a class, are entitled to elect one-third of the directors to be elected at each election of directors, provided that if one-third of the number of directors to be elected is not a whole number, then the holders of Common Stock, voting separately as a class, are entitled to elect the next higher whole number of directors. The holders of Common Stock and Class B Common Stock voting together elect all other directors. The Declassification Amendment will not change these (or any other) provisions of Article Fourth.

The current provisions on removal of directors are as follows: The directors elected by the holders of Common Stock may be removed with or without cause by the affirmative vote of a majority of the outstanding shares of Common Stock. The directors elected by the holders of Common Stock and the holders of Class B Common Stock, voting together, may be removed only for cause, and only by the affirmative vote of 80% of the voting power of the outstanding Common Stock and Class B Common Stock, voting together. The Declassification Amendment would eliminate the current procedural limitations on removal of the directors elected by the holders of Common Stock and the holders of Class B Common Stock, voting together, because those directors will no longer be elected to three-year terms, and will be elected on an annual basis. In addition, under Delaware law, all directors are subject to removal without cause when the Board is not classified. The current procedural limitations on removal would no longer apply to the incumbent directors, including those to be elected at the 2003 Annual Meeting; all such directors will be subject to removal without cause from the effectiveness of the Declassification Amendment upon its filing with the Secretary of State of the State of Delaware.

If the Board were to be declassified without any corresponding amendment to the provisions of the Restated Certificate concerning the size of the Board, the operation of the provisions of Article Fourth could result in the holders of Common Stock, voting separately as a class, being entitled to elect fewer directors than they are currently entitled to elect. The Board of Directors currently consists of 15 directors (there is one vacancy). If all directors are elected annually, the holders of Common Stock, voting separately as a class, would be entitled under Article Fourth to elect one-third of 15 directors, or five directors in total. However, under the classified board structure, the Board consists of three staggered classes of five directors each. Therefore, five directors stand for election each year, and the holders of Common Stock, voting separately as a class, are entitled under Article Fourth to elect two out of the five directors each year, for a total of six directors over each three year cycle.

In order to preserve for the holders of Common Stock the right to continue to elect six directors, the Declassification Amendment provides that the Board of Directors will consist of not fewer than 16 and not more than 18 directors, as fixed from time to time by the majority vote of the Board. If the Board consists of 16, 17 or 18 directors in total, the holders of Common Stock, voting separately as a class, will be entitled to elect six directors.

If the Declassification Amendment is approved, the Restated Certificate will further provide that for so long as the Class B Common Stock is outstanding, the requirement that the Board consist of not fewer than 16 and not more than 18 directors may not be amended, altered or repealed without the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Currently, the Restated Certificate provides that no provision of Article Fifth may be amended unless approved by the vote of the holders of at least 80% of the voting power of the outstanding Common Stock and Class B Common Stock. Under the Declassification Amendment, this 80% vote requirement would continue to apply to the provisions of Article Fifth other than subparagraphs (a) and (b). As discussed above, subparagraph (a) of Article Fifth as proposed in the Declassification Amendment sets forth the minimum and maximum number of directors and would require the majority vote of the holders of Common Stock and the majority vote of the holders of Class B Common Stock, each voting separately as a class, to be amended. Subparagraph (b) of Article Fifth as proposed in the Declassification Amendment provides for the annual election of directors and would require the majority vote of the holders of Common Stock and the holders of Class B Common Stock, voting together, to be amended.

Reasons For The Declassification Amendment

In approving the Declassification Amendment, the Board determined that annual elections of directors would give the stockholders of the Company a greater opportunity to evaluate the performance of the Company’s directors by allowing them to vote on each director annually rather than only once every three years. The Board also noted that, primarily because classified board structures do not permit annual stockholder elections of directors, these structures have increasingly been subject to criticism from a corporate governance perspective in recent years.

The Board noted one benefit of a classified Board is that it lengthens the time required for a substantial stockholder to gain control of the Board. Thus, a classified Board may discourage a hostile bid or takeover and would help to prevent a sudden change of control. The Board would have more time to review any proposed business transaction and consider all relevant factors, in an open and orderly process, and the Board would have more negotiating leverage and flexibility to make decisions that are in the best interests of the stockholders. In the case of the Company, however, the Board concluded that the Bancroft Family Stockholders’ control of approximately 63.3% of the voting power of the outstanding Common Stock and Class B Common Stock would prevent any hostile acquisition of control of the Company, and therefore, for so long as the Bancroft Family Stockholders retain voting control and act together, eliminating the classified Board is not likely to increase the Company’s vulnerability to a hostile bid in any material respect.

In considering this proposal, the Board recognized that declassification of the Board would make it possible for the Bancroft Family Stockholders, assuming they retain voting control and act together, to replace a majority of the Company’s Board at one time in any single year. Under the current classified Board structure, the Bancroft Family Stockholders have the voting power to unilaterally replace a majority of the Board of Directors over three years.

While declassifying the Board could thus be said to compress the time from three years to one that it would take the Bancroft Family Stockholders to unilaterally replace a majority of the Company’s directors, it should be noted that even under the current classified Board structure, the Bancroft Family Stockholders could uni -

laterally replace, in as few as two years, depending on which Board classes are up for election, enough directors so that the newly elected directors, together with the incumbent directors affiliated with the Bancroft Family Stockholders, would comprise a majority of the Board. Finally, it should also be noted that under the current classified Board structure, the Bancroft Family Stockholders (who currently hold 22.7% of the outstanding Common Stock) could seek to replace a majority of the directors in a single year by soliciting the votes of enough other holders of Common Stock to do so (although there is, of course, no assurance that the Bancroft Family Stockholders would be successful in any such effort).

Accordingly, while it is possible for the Bancroft Family Stockholders to gain control of a majority of the Board’s seats in as few as two years under the current classified Board system, and while it is also possible for the Bancroft Family Stockholders to seek to replace a majority of the directors in a single year by soliciting the votes of other holders of Common Stock, declassification of the Board will assure the Bancroft Family Stockholders’ ability to replace a majority of the Board in a single year so long as they retain voting control and act together. Moreover, the Bancroft Family Stockholders could also remove a majority of the Board between Annual Meetings assuming the Board called a Special Meeting of Stockholders for that purpose. (Pursuant to Article Sixth of the Restated Certificate, stockholders may act to remove directors at the Annual Meeting of Stockholders or at a Special Meeting of Stockholders. Special Meetings of Stockholders to remove directors may only be called by the majority vote of the whole Board, except as otherwise provided by law.)

This potential ability to replace a majority of the Board in a single year may have the effect of increasing the Bancroft Family Stockholders’ influence over the Board, including with respect to matters on which the interests of the Bancroft Family Stockholders, on the one hand, and the non-controlling stockholders, on the other, might diverge. In addition, in the unlikely event that the Bancroft Family Stockholders were to make repeated changes in the composition of the Board, the continuity of experience on the Board could be diminished, the Company’s ability to attract qualified directors to serve on the Board could be lessened, and the Board might find it more difficult to engage in strategic, long-term  planning.

Although one of the effects of the Declassification Amendment would be that the Bancroft Family Stockholders could replace a majority of the Board in a single year, or could make repeated changes in the Board’s composition, representatives of the Bancroft Family Stockholders have advised the Company that they have no plan or intention to take any such steps.

Because the Declassification Amendment may give the Bancroft Family Stockholders greater influence over the Board, and therefore the interests of the non-controlling stockholders and the Bancroft Family Stockholders may diverge with respect to certain aspects of the decision whether to declassify the Board, the Outside Directors, who comprise a majority of the Board and the Corporate Governance Committee, met separately (without the other directors) at both the Corporate Governance Committee and the Board levels, and consulted with independent counsel, as to the advisability of the Declassification Amendment.

The Outside Directors observed that the Bancroft Family Stockholders’ voting control of the Company has historically provided, and would likely continue to provide, significant stability and continuity in the governance of the Company. The Outside Directors further observed that the Bancroft Family Stockholders have valued the contributions made to the Board by the Outside Directors and noted that the Bancroft Family Stockholders, by their actions over the long history of their controlling stock ownership, have demonstrated their awareness that any arbitrary exercise of their influence to replace directors or otherwise, would likely make it more difficult for the Company to attract qualified individuals to serve on the Board.

The Outside Directors at both the Corporate Governance Committee and the Board levels determined that, in their judgment, the elimination of the classified Board would not significantly increase the influence of the Bancroft Family Stockholders, because the declassification relates only to the timing of elections, and does not change the relative voting power of the Bancroft Family Stockholders compared to that of the non-controlling stockholders. The Outside Directors also concluded that having annual elections of all directors would give all of the Company’s stockholders a more direct and effective means to express their evaluation of the directors’ performance than exists currently, with the classified Board system in which directors, although always subject to removal by the stockholders under the circumstances described above, are as a practical matter subject to stockholder evaluation once every three years with the three-year election cycle. The Outside Directors believe that the annual election cycle thus would provide significant benefits to the Company’s non-controlling stockholders that would outweigh any disadvantage resulting from the potential increased influence of the Bancroft Family Stockholders.

The Outside Directors considered the following factors with respect to the change in the size of the Board. The holders of Common Stock, voting separately as a class, have historically elected six directors pursuant to Article Fourth, because the size of the Board since the Class B Common Stock was issued in 1986 has ranged from 14 to 18. If all the directors were elected annually, but the size of the Board remained at 15 or fewer, the number of directors elected by the holders of Common Stock would be reduced below six. In order to avoid this result, the Outside Directors decided to amend the Restated Certificate to provide that the Board will consist of not fewer than 16 and not more than 18 directors, and to provide further that this provision could not be amended or repealed without the affirmative vote of a majority of the Common Stock and Class B Common Stock, each voting separately as a class.

These amendments will assure that the holders of Common Stock, voting separately as a class, will continue to be able to elect six directors. The Outside Directors acknowledged that providing that the Board will consist of not fewer than 16 and not more than 18 directors will mean that the holders of Common Stock, voting separately as a class, will be entitled to elect a slightly smaller percentage of the total number of directors than they would have been entitled to elect if the Board had remained classified and had consisted of between 10 and 15 directors or 19 or 20 directors. Specifically, the Outside Directors noted that if the size of the Board had been set at being between 16 and 19, then the holders of Common Stock would be entitled to elect the same number of directors with annual elections as they would have been entitled to elect with a classified Board. However, the Bancroft Family Stockholders did not wish to permit the size of the Board to reach 19 directors because that is a larger Board than the Company has historically deemed necessary or desirable, and because the holders of Common Stock would then be entitled to elect seven directors, rather than six, as they have historically done. The Outside Directors determined that retaining the six current directorships would continue to provide the holders of Common Stock with substantial and adequate representation on the Board.

If the Declassification Amendment is approved by the requisite vote of stockholders, the Board intends to initially fix the number of directors at 16. The Company will endeavor to fill the fifteenth and sixteenth Board seats as soon as possible, and in any case, by the Annual Meeting in 2006.

At the Company’s 1999 and 1998 Annual Meetings of Stockholders, holders of a majority of the Company’s Common Stock voting at those meetings voted in favor of non-binding stockholder proposals that requested the Board of Directors to take steps to declassify the Board.

After due consideration of the various arguments in favor of and against a classified board, and taking into account the support of the Bancroft Family Stockholders and the Outside Directors, the full Board has concluded that it is in the best interests of the Company’s stockholders to declassify the Board.

Vote Required

The Restated Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock and Class B Common Stock, voting together as a single class, is required to approve the Declassification Amendment. Consequently, abstentions and broker non-votes will not be counted and will have the same effect as a vote against the Declassification Amendment. The Bancroft Family Stockholders (who currently hold Common Stock and Class B Common Stock representing approximately 63.3% of the voting power of the outstanding Common Stock and Class B Common Stock) and the Company’s directors (excluding those who are Bancroft Family Stockholders) and executive officers (who currently hold Common Stock and Class B Common Stock representing approximately 5.3% of the voting power of the outstanding Common Stock and Class B Common Stock) have advised the Company that they intend to vote all shares of stock over which they exercise voting power as of the close of business on the Record Date in favor of the Declassification Amendment.

If the Declassification Amendment is approved by the requisite vote of stockholders, the Declassification Amendment will become effective after the Annual Meeting in 2003. Thus, the directors elected at the 2003 Annual Meeting will be elected to three-year terms. At the Annual Meeting in 2004, the directors in the Class of 2004 will stand for election to one-year terms. In 2005, the directors in the Classes of 2004 and 2005 will stand for election to one-year terms. In 2006 and thereafter, all directors will stand for election to one-year terms. The Board intends to initially fix the number of directors at 16. The Company will endeavor to fill the fifteenth and sixteenth Board seats as promptly as possible, and in any case by the Annual Meeting in 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE DECLASSIFICATION AMENDMENT.

Stockholder Proposals

Proposal Number 1:

The Independent Association of Publishers’ Employees (“IAPE”), CWA Local 1096, 14 Washington Road, Suite 521, Princeton Junction, New Jersey, 08550, which holds of record 55 shares of Common Stock and 10 shares of Class B Common Stock, has informed the Company that it intends to present to the meeting the following resolution:

RESOLVED: That stockholders request that the Board of Directors take the steps that may be necessary in compliance with state law, and without affecting the unexpired term of any director, to require that different persons shall serve in the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman shall not be either a current or former executive of the Company.

IAPE has submitted the following statement in support of its proposal:

The positions of Chairman of the Board and Chief Executive Officer (CEO) have been occupied by Peter Kann since July of 1991. However, the two positions have distinct duties.

The Chairman of the Board is generally responsible for presiding at Board meetings and setting the agenda of the Board of Directors. According to the Company’s Principles of Corporate Governance, this agenda should include the review and approval of major strategies and plans, the evaluation and compensation of the CEO, and the review of systems for compliance with applicable laws, regulations and accounting rules.

In contrast, the Chief Executive Officer is primarily responsible for managing operations and for executing the strategies and plans that are approved by the Board.

According to Jeffrey Garten, the Dean of the Yale School of Management, “fundamental conflicts of interest can exist” when the “CEO also runs his company’s board.” (Business Week, Nov. 11, 2002). Such conflicts could arise whenever the Board performs its duty of evaluating the performance of the CEO, questioning major strategies and plans, or monitoring the Company’s compliance with laws, regulations and accounting rules.

Dean Garten adds that “it is much more difficult for a board to monitor a chief executive’s performance and hold him accountable for results if the CEO is also the chairman.” In this context, as of November 12, 2002, the S&P 500 index is up 133 percent since Mr. Kann became Chairman and CEO. Our stock has increased just 37 percent.

Apart from the issue of improving checks and balances, we believe the post of Chairman ought to be a full-time job. As a recent report of the National Association of Corporate Directors has concluded, “It is difficult for us to see how an active CEO, already responsible for the operations of the corporation, can give the time necessary to accept primary responsibility for the operation of the board.”

A Wall Street Journal article has reported that, “in a post-Enron world of tougher corporate-governance standards, the notion of a separate outside chairman is gaining boardroom support as a way to improve monitoring of management and relieve overworked CEOs.” The November 11, 2002, article cites Chubb, Midas and Pathmark Stores as recent examples of companies that have decided to separate the positions of Chairman and CEO. For the reasons above, we believe the separation of these positions at Dow Jones & Company, Inc. would be an important step toward improving corporate governance.

Board of Directors’ Position

The Board of Directors believes that it is not in the best interests of the Company and its stockholders to adopt the proposal, which would prohibit the offices of Chairman and Chief Executive Officer from being held by the same person. It is the view of the Board of Directors that it should be free to make decisions concerning the positions of Chief Executive Officer and Chairman of the Board in a manner that is best for the Company at any particular point in time.

Currently, the Company has one person filling the position of Chairman of the Board and Chief Executive Officer. While in some circumstances it may be appropriate to separate the roles of Chairman and Chief Executive Officer, the Board believes that vesting the responsibilities and authority of the Chairman and the Chief Executive Officer in one person at this time is in the best interests of the Company and its stockholders.

The Board of Directors believes it is in the best position to determine how to staff the positions of Chairman of the Board and Chief Executive Officer. The proposal would, instead, require a particular structure and thus severely limit the Board’s flexibility. The Board recommends a vote against the proposal so that it will retain the flexibility to determine appropriate Board and management leadership from time to time in the future.

Further, independent oversight of management is effectively conducted and maintained through the composition of our Board. Twelve of the fourteen incumbent directors are non-management directors. Moreover, in addition to the Board, various committees of the Board perform oversight functions independent of management.

The Compensation Committee of the Board is comprised entirely of non-management directors and provides active, independent oversight and evaluation of the performance of all executive officers of the Company, including the Company’s Chairman and Chief Executive Officer. The evaluation of the performance of the Chairman and Chief Executive Officer is the express responsibility of the Compensation Committee. As noted in the Compensation Committee Report in this Proxy Statement, the Compensation Committee gives special attention to the total compensation of the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer is never present during the review of his performance and salary.

The Audit Committee is also comprised entirely of independent, non-management directors, which allows for independent and objective oversight of the Company’s financial practices, regulatory compliance, accounting procedures and financial reporting functions. In addition, the Board has determined to hold quarterly executive sessions (meetings of non-management directors without management present) to promote discussion among the non-management directors and assure independent oversight of management.

The Company’s Corporate Governance Committee also takes an active leadership role in shaping the corporate governance of the Company by considering and reporting to the Board on matters relating to corporate governance. In 1997 the Board of Directors adopted the “Dow Jones & Company Principles of Corporate Governance,” which state that: “It is the policy of Dow Jones that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the company well over a great many years.”

The Board believes that the Company’s corporate governance structure, with its emphasis on independence and accountability, makes it unnecessary to require that the offices of Chairman and Chief Executive Officer be separated, and believes adopting such a rule would only serve to limit governance options available to the Board.

The Board believes that the interests of the Company and its shareholders are best served at this time by the experienced leadership and decisive direction provided by a full-time Chairman and Chief Executive Officer, subject to oversight by the Company’s non-management directors. As a general matter, when the offices of Chairman and Chief Executive Officer are combined, the incumbent acts as a bridge between the Board and the operating organization. A principal role of the Chairman is to propose the general agenda for Board meetings from among the many issues facing the Company on a day-to-day basis. As a result, the Chief Executive Officer is in the best position to develop this agenda in the most efficient and effective manner.

In summary, the Board believes the existing structure in which the offices of Chairman and Chief Executive Officer are held by one individual supports the Board’s exercise of its oversight responsibilities and does not compromise the independence of the Board of Directors. The Board believes it would be unwise to require that the two offices be separated. The Board believes that the interests of the Company and its stockholders are best served by continuing the Board’s flexibility to determine how best to organize the leadership of the Company as circumstances warrant from time to time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ADOPTION OF THIS PROPOSED RESOLUTION.

Proposal Number 2:

Mr. John Jennings Crapo, P.O. Box 400151, Cambridge, Massachusetts, 02140, who holds of record 132 shares of Common Stock, has informed the Company that he intends to submit the following proposal at the Annual Meeting. The proposal set forth below has been reproduced verbatim in the form in which it was received by the Company:

“My Shareholder Proposal

Shareholders recommend that the Board of Directors (“Board”) of the Dow Jones and Company, Inc. (“Corporation”) publish in the Proxy Statement of each shareholder annual meeting in the Appendix containing an item the charitable donations program of our corporation for the immediate past calendar year with the following data:

i.	An explanation of at least five hundred words explaining the standards of the Board and procedures of it governing the Corporation’s donations to United States Internal Revenue Service (“Service”) approved private foundations to include standards for denial of such help.

ii.	An enumeration of such said qualifying charities and approved foundations which our Corporation’s Board plans as our Corporate Governance Board to help in the ensuing calendar year included with each charity and foundation an elucidation of at least twenty-five words how it complied with the standards and procedures enumerated in i”

Board of Directors’ Position

The Board opposes Mr. Crapo’s proposal because it believes that implementation of the proposal would cause the Company to incur undue cost and expense to publish additional information not required to be included in its proxy statement without commensurate benefit to the Company’s stockholders.

In 2002, the Company’s total charitable giving amounted to approximately $3.1 million. The majority of those gifts (approximately $2.2 million) were made to the Dow Jones Foundation formed by the Company in 1953. The Dow Jones Foundation directs its grants mainly to organizations promoting journalism and press freedom (including The Dow Jones Newspaper Fund) and to community funds and local community and educational institutions in the cities where the Company conducts business and where its employees reside. Of the remainder of the donations, approximately $400,000 represented donations made by the Company, and approximately $500,000 represented donations made by Ottaway Newspapers, Inc., the Company’s wholly owned subsidiary, to various charitable organizations. Information about the Company’s charitable donations is being made available to Dow Jones stockholders and the public on the Company’s corporate Web site at www.dowjones.com and in the Dow Jones Foundation’s annual Form 990-PF that it files with the Internal Revenue Service.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ADOPTION OF THIS PROPOSED RESOLUTION.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of the outstanding Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Under SEC rules, companies must report in their proxy statements failures to file reports on a timely basis. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5 annual reports were required for those persons, the Company believes that during 2002 all filing requirements under Section 16(a) of the Exchange Act applicable to its executive officers, directors, and greater than ten-percent beneficial owners were complied with; except that, a Form 4 for Mr. Christopher Bancroft with respect to a transaction that occurred in January 2002 was filed 2 days late; and for Mr. James H. Ottaway, Jr., a transaction that occurred in January 2002 required a Form 4 filing; a Form 4 was not filed and the transaction was reported on Mr. Ottaway’s Form 5 for 2002 which was filed 4 days late.

Corporate Governance

In 1997 the Board of Directors adopted the “Dow Jones & Company Principles of Corporate Governance.” The Principles are set forth below. The Board intends to revise these Principles to conform to the corporate governance rules recently proposed by the New York Stock Exchange and the Securities and Exchange Commission, at such time as those rules become final and effective.

Dow Jones & Company Principles of Corporate Governance

1.	The principal duty of the Board of Directors and management of Dow Jones & Company is to assure that the company is well-managed in the interests of its shareholders. Dow Jones seeks to protect and preserve the independence and integrity of its products and services, including The Wall Street Journal, on which the company’s long-term prosperity depends.

2.	Dow Jones is owned by its shareholders; the shareholders, in turn, elect the company’s Board of Directors. The Board plays the central role in the company’s governance; it is the company’s decision-making authority on all matters except those reserved to the shareholders. The Board, in turn, selects the company’s chief executive officer and approves the appointment of other members of senior management; senior management is charged with the conduct of the company’s business.

3.	The primary functions of the Board are:

•	review and, where appropriate, approval of the financial objectives, major strategies and plans, and major corporate actions of Dow Jones;

•	selection and evaluation of Dow Jones’ chairman and chief executive officer;

•	determining senior management compensation;

•	periodic review of management succession plans;

•	selection and recommendation to shareholders for election of appropriate candidates for service on the Board;

•	review of the adequacy of the company’s systems for compliance with all applicable laws and regulations, for safeguarding the company’s assets and for managing the major risks it faces; and

•	provision of advice and counsel to senior management.

4.	It is the policy of Dow Jones that the Board should consist of a majority of “outside” directors. Consistent with this policy, and the underlying philosophy of promoting vigorous representation for shareholders, Dow Jones does not consider that anyone should be deemed an “inside” director by virtue of the size of his or her shareholdings, no matter how great. On the other hand, the company does consider any present or former member of senior management to be an “inside” director, no matter the extent of his or her shareholdings.

5.	The number of directors shall not exceed a number that can function efficiently as a body. The Corporate Governance Committee (formerly the Nominating Committee), in consultation with the chairman and CEO, considers and makes recommendations concerning the appropriate size and membership needs of the Board. The size of the Board will be not less than 10 nor more than 20 members; normally the number of directors will be approximately 15. The Corporate Governance Committee also considers candidates to fill new Board positions created by expansion and vacancies that occur by resignation, retirement or for any other reason.

6.

Prospective members of the Board are selected for their character and wisdom, judgment and integrity, business experience and acumen. The Corporate Governance Committee also seeks to have a variety of occupational and a diversity of personal backgrounds represented on the Board. Directors are required to retire from the Board at the annual meeting of shareholders following their seventieth birthday. Upon the adoption of these principles, no director who is an employee of the company shall be eligible for re-election as a director after the termination of his or her employment.

7.	Upon election, directors receive a package of orientation materials and an extensive review of the company and its businesses from senior managers. In addition, Board members are encouraged to visit company facilities throughout their tenure on the Board.

8.	All directors are expected to own stock in Dow Jones. The Compensation Committee annually reviews the compensation of directors. The company believes that a substantial part of directors’ compensation should be stock-based.

9.	Because of the nature of the company’s publishing business, no “inside” directors are permitted to serve as directors of other public companies, except as representatives of Dow Jones in cases in which the company owns shares in another company.

10.	It is the general policy of the company that all major decisions be considered by the Board as a whole. This allows the company to gain the advantage of the collective wisdom of the Board. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of Dow Jones as a publicly-owned company. Currently these committees are the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The members and chairs of these committees are recommended to the Board by the Corporate Governance Committee in consultation with the chairman and CEO. The responsibilities of each of the committees are determined by the Board from time to time.

11.	Membership on the Audit, Compensation and Corporate Governance committees is limited to outside directors. The chairman and CEO and other senior managers attending meetings of these committees do so by invitation. The chairs of these committees act as the chair at executive sessions or meetings of outside directors at which the principal items to be considered are within the scope of one of these committees’ authority. This provides for board leadership without the need to designate a lead director.

12.	The frequency, length and agenda of meetings of each of the committees are determined by the chair of the committee.

Whenever possible, materials related to agenda items are provided to committee members sufficiently in advance of committee meetings to allow the directors to prepare for discussion. Sufficient time to consider the agenda items is provided.

13.	The Compensation Committee ensures that a proper system of current and long-term compensation is in place to provide performance-oriented incentives to management; reviews remuneration arrangements for senior management; reviews and approves the structure of employee benefit plans; makes recommendations to the Board; and grants options or other benefits under certain employee benefit plans. The committee also is responsible for setting annual and long-term performance goals (based on criteria established in advance) for the chairman and CEO, and for evaluating performance against these goals. The committee makes full reports to the entire Board, which approves the structure and general administration of the compensation program for the chairman and CEO and other senior managers.

14.	The Audit Committee recommends to the shareholders the appointment of independent auditors; makes recommendations to the Board regarding their engagement; and considers the range of audit and nonaudit fees. The committee also reviews the work of the company’s internal auditors, meets with the independent auditors to review and approve the scope and results of their professional services, and reviews the procedures for evaluating the adequacy of the company’s internal controls. The Audit Committee provides a direct channel of communication to the Board for the independent auditors, internal auditors, the chief financial officer and the general counsel.

15.	It is the policy of Dow Jones that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the company well over a great many years.

16.	The chairman and CEO is responsible for establishing effective communications with the company’s stakeholder groups, i.e., shareholders, customers, employees and others. It is the policy of Dow Jones that management speaks for the company.

17.	The chairman and CEO sets the agenda for meetings of the Board with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the chairman and CEO for review or decision.

For example, the annual corporate budget is reviewed by the Board, and capital expenditures above a certain threshold amount (currently $15 million) are approved by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee, who presents these matters to the Board. Any Board member may request that an item be included on the  agenda.

18.	Whenever possible, materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion. Sufficient time to consider the agenda items is provided.

19.	Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the company’s operations. In addition, Board members have free access to all other members of management and employees of the company.

20.	Executive sessions or meetings of outside directors without management present are held at least once per year to review:

•	the report of the independent auditors;

•	the criteria upon which the performance of the chairman and CEO and other senior managers is based;

•	the performance of the chairman and CEO against such criteria;

•	the compensation of the chairman and CEO and other senior managers; and

•	the performance of the Board.

Additional executive sessions or meetings of outside directors may be held from time to time as required, or as requested by directors.

21.	These principles are reviewed by the Board from time to time.

Submission of Stockholder Proposals

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, a stockholder proposal intended for inclusion in next year’s proxy statement must be received by the Company at its principal executive offices no later than November 16, 2003, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Rule 14a-4(c)(1) establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. Rule 14a-4(c)(1) relates to the discretionary voting authority retained by the Company with respect to proxies. With respect to any stockholder proposal for next year’s Annual Meeting submitted after January 30, 2004 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), the Company retains discretion to vote proxies it receives as the Board of Directors sees fit. With respect to proposals submitted before January 30, 2004, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit, only if 1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and 2) the proponent does not issue a proxy statement with respect to the proposal in compliance with Rule 14a-4(c)(2).

Other Matters

The Company knows of no other matter to be brought before the 2003 Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote the same with respect to any such matter in accordance with their best judgment.

Stockholders who do not expect to attend the 2003 Annual Meeting in person are requested to complete, date, sign and return the enclosed proxy promptly in the enclosed postage prepaid envelope or to vote promptly by telephone or via the Internet.

A copy of the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 3, 2003 is available to interested stockholders upon written request to Mr. Mark J. Donohue, Director, Investor Relations, Dow Jones & Company, Inc., 200 Liberty Street, New York, New York, 10281.

By order of the Board of Directors,

Peter G. Skinner

Secretary

New York, New York

March 14, 2003

EXHIBIT A

PROPOSED AMENDED ARTICLE FIFTH OF RESTATED CERTIFICATE OF INCORPORATION

DOW JONES & COMPANY, INC.

Set forth below is Article Fifth of the Company’s Restated Certificate of Incorporation as proposed to be amended:

FIFTH.    The following provisions regarding the election and removal of directors are established:

(a)	The number of directors of the corporation shall be not less than sixteen or more than eighteen, and, subject to such limitation, shall be fixed from time to time by or pursuant to the bylaws. In addition to any other vote required by law or by this certificate of incorporation, so long as there shall be any Class B Common Stock outstanding, this Section Fifth(a) shall not be amended, altered or repealed without the affirmative vote of a majority of the outstanding shares of Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(b)	An annual meeting of stockholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws. Each director shall hold office for a term of one year and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal; provided, however, each director elected at the annual meetings of the corporation held in 2001, 2002 and 2003 shall serve for the full three-year term to which such director was elected or until such director’s earlier resignation or removal.

(c)

No director shall stand for election on or after his or her 70th birthday. Nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote in the election of directors. However, any stockholder entitled to vote in the election of directors may nominate one or more persons for election as director only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, 45 days in advance of the calendar day on which the corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (A) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (B) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholders; (D) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors; and (E) the consent of each nominee to serve as a director of the corporation if elected. The chairman of any meeting of stockholders may refuse to acknowledge the nomination of any person if not made in compliance with the fore -

A-1

going procedure. Notwithstanding any other provision of this certificate of incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or the bylaws), the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Section Fifth (c)

(d)	Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from resignation, retirement, death, disqualification, removal, or other cause may be filled by a majority of the remaining directors then in office, even if less than a quorum, except as Article Fourth otherwise provides with respect to, if Class B Common Stock is outstanding, the election of directors by the holders of the Common Stock voting separately as a class. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the newly created or vacated directorship and until such director’s successor has been elected and has qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Notwithstanding any other provision of this certificate of incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or the bylaws), the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Section Fifth (d).

A-2

PROXY

Dow Jones & Company, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS—April 16, 2003

The undersigned stockholder of Dow Jones & Company, Inc. hereby appoints ROY A. HAMMER, PETER R. KANN and PETER G. SKINNER and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock and Class B Common Stock of the Company which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders to be held on Wednesday, April 16, 2003, at 11:00 a.m. and at any adjournment thereof, upon such business as may properly come before the meeting, including the following proposals, which are described in the Proxy Statement for the 2003 Annual Meeting of Stockholders, a copy of which has been received by the undersigned.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

∧  FOLD AND DETACH HERE  ∧

Notice of 2003 Annual Meeting of Stockholders

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York 10281

Wednesday, April 16, 2003

To the Stockholders of

DOW JONES & COMPANY, INC.

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Dow Jones & Company, Inc. will be held at The Manhattan Ballroom, The Ritz Carlton at Battery Park, 2 West Street, New York, New York on Wednesday, April 16, 2003 at 11:00 a.m. for the purposes of:

1.	Electing five directors to serve for a three-year term expiring in 2006;
2.	Approving the appointment of PricewaterhouseCoopers LLP, independent certified public accountants, as auditors for 2003;
3.	Acting upon the Board of Directors’ proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors;
4.	Acting upon a stockholder proposal to require that the positions of Chairman of the Board and Chief Executive Officer be held by different persons;
5.	Acting upon a stockholder proposal to require that the Company publish certain information about its charitable donations in its annual proxy statement; and
6.	Transacting such other business as may properly come before the meeting.

Your attention is directed to our 2003 Proxy Statement for further information with respect to the matters to be acted upon at the meeting. You may view or print a copy of our Proxy Statement, as well as our Annual Report, at http://www.dowjones.com/corp/index_invest.htm.

We are pleased to offer you an opportunity to receive future proxy statements and annual reports electronically over the Internet instead of receiving paper copies in the mail. This will help us reduce printing and postage costs. You can agree to electronic delivery on the reverse side of this card, or when voting your proxy via the Internet. You can revoke this consent and receive paper copies of the proxy statements and annual reports at any time by writing or calling our transfer agent, Mellon Investor Services. You can get more information regarding electronic delivery by contacting our transfer agent, Mellon Investor Services, at 800-851-4228 or www.melloninvestor.com.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSALS 4 AND 5.

Please mark your votes as indicated in this example.	☒

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and AGAINST Proposals 4 and 5.

1. Election of Directors by Common and/or		FOR	WITHHELD
Class B Common Stock.		☐	☐
Common Stock	Common and Class B Common Stock

01-Harvey Golub 02-David K.P. Li	03-Roy A. Hammer 04-Frank N. Newman 05-James H. Ottaway, Jr.

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN

2. Approval of Auditors for 2003.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Amendment to the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors.	☐	☐	☐
4. Stockholder proposal to require that the positions of Chairman of the Board and Chief Executive Officer be held by different persons.	☐	☐	☐
5. Stockholder proposal to require that the Company publish certain information about its charitable donations in its annual proxy statement.	☐	☐	☐
	CONSENT TO ELECTRONIC DELIVERY By checking the box to the right, I consent to receive proxy statements and annual reports electronically via the Internet instead of in the mail.			☐

Signature(s)	Date: , 2003

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts, each owner must sign.

∧  FOLD AND DETACH HERE  ∧

VOTE BY INTERNET OR TELEPHONE

YOUR VOTE IS IMPORTANT — YOU CAN VOTE IN ONE OF THREE WAYS:

•	VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

OR

•	VOTE BY TELEPHONE OR INTERNET — You will need to have your proxy card in hand. You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form. You cannot vote by telephone or Internet after 11 p.m. (EST) on April 15, 2003.

1. VOTE BY PHONE: Call toll-free 1-800-435-6710 on a touch-tone telephone 24 hours a day, 7 days a week.

There is no charge to you for this call.

Option 1:  To vote as the Board of Directors recommends on ALL proposals, press 1.

When asked, you must confirm your vote by pressing 1.

Option 2:  If you choose to vote on each item separately, press 0. You will hear these instructions:

Proposal 1:    To VOTE FOR all nominees press 1; to WITHHOLD FROM ALL nominees, press 9.

To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 3:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 4:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 5:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

When asked, you must confirm your vote by pressing 1.

OR

2. VOTE BY INTERNET:  Follow the instructions at our Website address:  http://www.eproxy.com/dj

Your telephone or Internet vote authorizes the named proxies to vote your shares  in the same manner as if you marked, signed, and returned your proxy card.

THANK YOU FOR VOTING. Please do not return your proxy card if you are voting by telephone or Internet.

PROXY

Dow Jones & Company, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS—April 16, 2003

The undersigned stockholder of Dow Jones & Company, Inc. hereby appoints ROY A. HAMMER, PETER R. KANN and PETER G. SKINNER and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock and Class B Common Stock of the Company which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders to be held on Wednesday, April 16, 2003, at 11:00 a.m. and at any adjournment thereof, upon such business as may properly come before the meeting, including the following proposals, which are described in the Proxy Statement for the 2003 Annual Meeting of Stockholders, a copy of which has been received by the undersigned.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

∧  FOLD AND DETACH HERE  ∧

Notice of 2003 Annual Meeting of Stockholders

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York 10281

Wednesday, April 16, 2003

To the Stockholders of

DOW JONES & COMPANY, INC.

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Dow Jones & Company, Inc. will be held at The Manhattan Ballroom, The Ritz Carlton at Battery Park, 2 West Street, New York, New York on Wednesday, April 16, 2003 at 11:00 a.m. for the purposes of:

1.	Electing five directors to serve for a three-year term expiring in 2006;
2.	Approving the appointment of PricewaterhouseCoopers LLP, independent certified public accountants, as auditors for 2003;
3.	Acting upon the Board of Directors’ proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors;
4.	Acting upon a stockholder proposal to require that the positions of Chairman of the Board and Chief Executive Officer be held by different persons;
5.	Acting upon a stockholder proposal to require that the Company publish certain information about its charitable donations in its annual proxy statement; and
6.	Transacting such other business as may properly come before the meeting.

Your attention is directed to our 2003 Proxy Statement for further information with respect to the matters to be acted upon at the meeting. You may view or print a copy of our Proxy Statement, as well as our Annual Report, at http://www.dowjones.com/corp/index_invest.htm.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED

STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR

PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSALS 4 AND 5.

Please mark your votes as indicated in this example.	☒

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and AGAINST Proposals 4 and 5.

1. Election of Directors by Common and/or Class B Common Stock.
		FOR	WITHHELD
Common Stock	Common and Class B Common Stock	☐	☐

01-Harvey Golub 02-David K.P. Li	03-Roy A. Hammer 04-Frank N. Newman 05-James H. Ottaway, Jr.

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Approval of Auditors for 2003.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Amendment to the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors.	☐	☐	☐
4. Stockholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer.	☐	☐	☐
5. Stockholder proposal to require that the Company make disclosures about its charitable donations in its annual proxy statement.	☐	☐	☐

Signature(s)	Date: , 2003

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts, each owner must sign.

∧  FOLD AND DETACH HERE  ∧

VOTE BY INTERNET OR TELEPHONE

YOUR VOTE IS IMPORTANT — YOU CAN VOTE IN ONE OF THREE WAYS:

•	VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

OR

•	VOTE BY TELEPHONE OR INTERNET — You will need to have your proxy card in hand. You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form. You cannot vote by telephone or Internet after 11 p.m. (EST) on April 15, 2003.

1. VOTE BY PHONE: Call toll-free 1-800-435-6710 on a touch-tone telephone 24 hours a day, 7 days a week.

There is no charge to you for this call.

Option 1:  To vote as the Board of Directors recommends on ALL proposals, press 1.

When asked, you must confirm your vote by pressing 1.

Option 2:  If you choose to vote on each item separately, press 0. You will hear these instructions:

Proposal 1:    To VOTE FOR all nominees press 1; to WITHHOLD FROM ALL nominees, press 9.

To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 3:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 4:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 5:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

When asked, you must confirm your vote by pressing 1.

OR

2. VOTE BY INTERNET:  Follow the instructions at our Website address:  http://www.eproxy.com/djplans

Your telephone or Internet vote authorizes the named proxies to vote your shares  in the same manner as if you marked, signed, and returned your proxy card.

THANK YOU FOR VOTING. Please do not return your proxy card if you are voting by telephone or Internet.